REVISED PRELIMINARY COPY DATED OCTOBER 27, 2020 — SUBJECT TO COMPLETION

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Consent Revocation Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ZIOPHARM ONCOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

REVISED PRELIMINARY COPY DATED OCTOBER 27, 2020 — SUBJECT TO COMPLETION

ZIOPHARM ONCOLOGY, INC.

[●], 2020

Dear Stockholder:

The board of directors (the “Board” or the “Board of Directors”) and the management team of ZIOPHARM Oncology, Inc., a Delaware corporation (“Ziopharm,” the “Company” or “we”), are committed to implementing Ziopharm’s strategic plan and to delivering significant value to its stockholders. This letter and the accompanying materials contain important information regarding your investment in Ziopharm and a decision you will need to make regarding your shares.

WaterMill Asset Management Corp. and Robert W. Postma (collectively, “WaterMill”), who together with the other participants to their solicitation purport to own approximately 3.3% of the outstanding shares of common stock of the Company, are now soliciting your written consent to remove, without cause, four members of the Board and to replace them with three of WaterMill’s nominees, including Mr. Postma himself. WaterMill also seeks your consent to repeal certain changes to bylaws of the Company (as amended to date, the “By-Laws”) and make certain amendments to the By-Laws in connection with its campaign.

The Board strongly believes that WaterMill’s actions are not in the best interests of Ziopharm and all of its stockholders, and unanimously recommends that you do not consent to WaterMill’s proposals. Ziopharm is committed to having an independent and refreshed Board. Seven of our eight directors are non-employee directors, four of whom have joined the Company since June of 2019. We continue to actively evaluate the composition of the Board to ensure the skills and experience of our directors support the evolving strategy and future prospects of our business.

You should read the following consent revocation statement carefully, including the section entitled “Reasons to Reject the WaterMill Proposals,” because it contains important information about the Company’s views on WaterMill’s proposals. We ask stockholders to carefully consider the impact that WaterMill’s consent solicitation could have on the Company and the long-term value of your shares.

You can reject WaterMill’s efforts to remove and replace four members of the Board by signing, dating and promptly mailing the enclosed GREEN consent revocation card. If you have already signed WaterMill’s white consent card, we urge you to revoke that consent by signing, dating and promptly mailing the enclosed GREEN consent revocation card. Regardless of the number of shares of Ziopharm common stock that you own, your revocation of consent is important. PLEASE ACT TODAY AND MAKE YOUR VOICE HEARD REGARDING THE FUTURE OF YOUR COMPANY.

Thank you for your consideration and your continuing support.

Very truly yours,

Laurence James Neil Cooper, M.D., Ph.D.
Chief Executive Officer and Director

Scott Tarriff

Chairman of the Board

If you have any questions about giving your consent revocation or require assistance, please contact our proxy solicitor:

Morrow Sodali LLC
590 Madison Avenue

Suite 1206

New York, NY 10022
Stockholders may call toll-free: (800) 662-5200
Email: ZIOP@investor.morrowsodali.com

REVISED PRELIMINARY COPY DATED OCTOBER 27, 2020 — SUBJECT TO COMPLETION

ZIOPHARM ONCOLOGY, INC.
CONSENT REVOCATION STATEMENT
BY THE BOARD OF DIRECTORS OF ZIOPHARM ONCOLOGY, INC.
IN OPPOSITION TO A CONSENT SOLICITATION BY robert w. postma, watermill asset management corp., JAIME VIESER and HOLGER WEIS

[●], 2020

This consent revocation statement (including the appendix attached hereto, this “Consent Revocation Statement”) and the enclosed GREEN consent revocation card (the “Consent Revocation Card”) are being furnished by the board of directors (the “Board”) of ZIOPHARM Oncology, Inc., a Delaware corporation (the “Company,” “Ziopharm,” “we,” or “our”), as of the Record Date (as defined below), to the holders of outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in connection with the Board’s opposition to the solicitation of written consents from the Company’s stockholders (the “WaterMill Consent Solicitation”) by WaterMill Asset Management Corp. and Robert W. Postma (collectively, “WaterMill”). This Consent Revocation Statement and the enclosed GREEN Consent Revocation Card are first being mailed to stockholders on or about [●], 2020.

The primary purpose of the WaterMill Consent Solicitation is to replace four members of the Board with a slate of three nominees chosen by WaterMill (the “WaterMill Nominees”). WaterMill proposes to effect this by soliciting your written consent to its proposals, which are described in this Consent Revocation Statement.

A consent in favor of WaterMill’s proposals would be a consent to replace four of the Board’s directors with the WaterMill Nominees. WaterMill also seeks your consent to repeal certain provisions to the bylaws of the Company (as amended to date, the “By-Laws”) and make certain of its own amendments to the By-Laws.

YOUR BOARD IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OF OUR STOCKHOLDERS AND UNANIMOUSLY OPPOSES THE WATERMILL CONSENT SOLICITATION AND URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY WATERMILL BUT INSTEAD TO SIGN, DATE AND PROMPTLY MAIL THE GREEN CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

The record date for purposes of determining stockholders entitled to give their written consent to the WaterMill Proposals (as defined below) is the close of business on October 20, 2020 (the “Record Date”). Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the WaterMill Consent Solicitation.

As of the Record Date, there were [●] shares of Common Stock outstanding, each of which is entitled to one vote on each of the WaterMill Proposals. The WaterMill Proposals will not be effective unless the delivery of the written consents complies with the By-Laws and with Section 228(c) of the Delaware General Corporation Law (“DGCL”). For the WaterMill Proposals to be effective under Delaware law and the By-Laws, properly completed and unrevoked written consents from holders as of the Record Date representing at least a majority of the shares of Common Stock outstanding and entitled to vote as of the close of business on the Record Date must be delivered to the Company within 60 days of the earliest dated written consent delivered to the Company. Because the WaterMill Proposals could become effective before the expiration of the 60-day period, we urge you to act promptly and return the GREEN Consent Revocation Card with the “REVOKE MY CONSENT” boxes marked.

If you have previously signed and returned WaterMill’s white consent card, you have every right to change your decision and revoke your consent prior to the time the consents become effective. Whether or not you have signed the white consent card, we urge you to mark the “REVOKE MY CONSENT” boxes on the enclosed GREEN Consent Revocation Card and to sign, date and promptly mail the GREEN Consent Revocation Card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a white consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a GREEN Consent Revocation Card. PLEASE ACT TODAY AND MAKE YOUR VOICE HEARD REGARDING THE FUTURE OF YOUR COMPANY.

If you have any questions about giving your consent revocation or require assistance, please contact our proxy solicitor:

Morrow Sodali LLC
590 Madison Avenue

Suite 1206

New York, NY 10022
Stockholders may call toll-free: (800) 662-5200
Email: ZIOP@investor.morrowsodali.com

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF CONSENT REVOCATION MATERIALS:

Copies of the Consent Revocation Statement and any other consent revocation materials provided by the Company are available without charge on the Company’s website at www.ziopharm.com under “Investors-SEC Filings.” Information on the Company’s website does not constitute part of the Company’s consent revocation materials.

i

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

YOUR BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY WATERMILL, BUT INSTEAD TO SIGN, DATE AND PROMPTLY MAIL THE GREEN CONSENT REVOCATION CARD INCLUDED WITH THIS CONSENT REVOCATION STATEMENT.

If you have previously signed and returned WaterMill’s white consent card, you have every right to change your decision and revoke your consent prior to the date the consents become effective. Whether or not you have signed WaterMill’s white consent card, we urge you to mark the “REVOKE MY CONSENT” boxes on the enclosed green Consent Revocation Card and to sign, date and promptly mail the card in the postage-paid envelope provided. Please act today and make your voice heard regarding the future of your Company.

Q:	Why Am I Receiving This Consent Revocation Statement?

A:	WaterMill, together with the WaterMill Nominees, purports to own approximately 3.3% of the outstanding Common Stock. WaterMill is soliciting consents from Ziopharm stockholders to (1) repeal any provision of the By-Laws that was not included in the By-Laws that were in effect and filed with the Securities and Exchange Commission (the “SEC”) on September 22, 2020, (2) remove four current Ziopharm directors without cause, (3) amend Article 3, Section 3.3 of the By-Laws to provide that any newly created directorships resulting from an increase in the authorized number of directors and vacancies occurring in the Board for any cause may be filled only by the Ziopharm stockholders, (4) amend Article 3, Section 3.2 of the By-Laws to provide that Ziopharm stockholders have the exclusive ability to fix the size of the Board and to fix the size of the Board at seven members, and (5) elect WaterMill’s three nominees to serve on the Board: Robert Postma, Jaime Vieser and Holger Weis (collectively, the “WaterMill Proposals”).

You are receiving this Consent Revocation Statement as a stockholder of Ziopharm as of the Record Date for the WaterMill Consent Solicitation. As further described below, you should sign, date and promptly mail the enclosed green Revocation Card in the postage-paid envelope provided, if you wish to:

1.	revoke any consent that you may have delivered or caused to be delivered to approve the WaterMill Proposals; or

2.	express your opposition to the WaterMill Proposals, even if you have not delivered a consent to WaterMill.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent card you may receive from WaterMill. Instead, you can reject the WaterMill Consent Solicitation and/or revoke any consent you may have previously signed by promptly completing, signing, dating and promptly mailing the enclosed green Consent Revocation Card using the postage-paid envelope provided.

Q:	Who Is Conducting This Solicitation for Consent Revocation?

A:	Ziopharm’s Board of Directors.

Q:	What Are We Asking You to Do?

A:	You are being asked to revoke any consent that you may have delivered in favor of the WaterMill Proposals and, by doing so, preserve the current composition of your Board, which will continue to act in your best interests. If you have not previously submitted a consent, the Board recommends that you do not sign any white consent card sent to you by WaterMill.

You may revoke a previously submitted consent and express your opposition to the WaterMill Proposals (regardless of whether you have previously submitted a consent) by signing, dating and promptly mailing the enclosed green Consent Revocation Card in the enclosed pre-paid envelope to our proxy solicitor, Morrow Sodali LLC (“Morrow”). By checking “REVOKE MY CONSENT” and signing, dating and promptly mailing the green Consent Revocation Card, you will be revoking (or instructing your nominee to revoke) any consent previously delivered to WaterMill. You will also be authorizing Ziopharm to act on your behalf to take any steps necessary to ensure that such revocation is properly executed. Your revocation, if any, will be executed in accordance with the instructions specified on the green Consent Revocation Card.

Please be aware that if you sign a GREEN Consent Revocation Card but do not check any of the boxes on the card, your shares will be voted in accordance with the recommendations of the Board as follows: REVOKE MY CONSENT for each of WaterMill Proposals 1, 2, 3, 4 and 5 (each as defined below), except that with respect to Proposal 2, you will not be deemed to have revoked your consent to the removal of any director whose name is written in the space provided on the GREEN Consent Revocation Card and with respect to Proposal 5, you will not be deemed to have revoked your consent to the election of any director whose name is written in the space provided on the GREEN Consent Revocation Card.

Q:	Why Should I Oppose WaterMill’s Efforts to Replace Incumbent Directors?

A:	Your Board has unanimously determined that the WaterMill Proposals are not in the best interests of the Company’s stockholders and that stockholders should reject these proposals. The Board does not believe that another director election just a few months after the Company’s June 29, 2020 annual meeting of stockholders (the “2020 Annual Meeting”) is in the best interests of the Company and its stockholders. For more information on each director’s background, please see “Information about the Current Directors of the Company” on page 11 of this Consent Revocation Statement.

As a result, your Board unanimously opposes the solicitation by WaterMill and urges stockholders to reject the solicitation and revoke any consent previously submitted. For more information on the Board’s reasons and recommendations, please see “Reasons to Reject the WaterMill Proposals” on page 6 of this Consent Revocation Statement.

Q:	What Happens if the WaterMill Proposals Pass?

A:	The number of WaterMill Nominees that can be elected pursuant to Proposal 5 depends on the number of incumbent directors that are removed pursuant to Proposal 2. If unrevoked consents representing a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date are delivered to us by December 19, 2020, to remove four of the Company’s current members of the Board and unrevoked consents are delivered by such date to elect all three of the WaterMill Nominees, four of the eight current members of the Board would be replaced with the three WaterMill Nominees. However, fewer than four directors could be removed and/or fewer than three WaterMill Nominees could be elected. In addition, any provision of the By-Laws at the time the WaterMill Proposals become effective that was not included in the By-Laws that were in effect and filed with the SEC on September 22, 2020 would be repealed and the By-Laws would be amended to provide that (i) any newly created directorships resulting from an increase in the authorized number of directors and vacancies occurring in the Board for any cause shall be filled by the Ziopharm stockholders and (ii) stockholders shall have the exclusive ability to fix the size of the Board and to fix the size of the Board at seven directors.

Q:	If I Have Already Delivered a Consent, Is It Too Late for Me to Change My Mind?

A:	No. You have every right to revoke your consent by delivering a green Consent Revocation Card at any time until the consents become effective. The consents will not become effective unless and until valid and unrevoked consents of record holders of at least a majority of shares of Common Stock outstanding and entitled to vote as of the Record Date are received by our Corporate Secretary prior to December 19, 2020, the deadline for the WaterMill Consent Solicitation under Delaware law.

Q:	What Should I Do to Revoke My Consent?

A:	Mark the “REVOKE MY CONSENT” boxes next to each proposal listed on the enclosed green Consent Revocation Card. Then, sign, date and promptly mail the green Consent Revocation Card in the envelope provided. It is important that you date the green Consent Revocation Card when you sign it.

If you beneficially own any shares of Common Stock (but are not a record holder), including because your shares are held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you should sign, date and promptly mail the green Consent Revocation Card to revoke the previously delivered consent with respect to your shares. By checking “REVOKE MY CONSENT” and signing, dating and promptly mailing the green Consent Revocation Card, you will be instructing your broker, bank, financial institution or other nominee holder to act on your behalf to take any steps necessary to ensure that a revocation is properly executed on your behalf. You will also be authorizing Ziopharm to act on your behalf to take any steps necessary to ensure that such revocation is properly executed. Your revocation, if any, will be executed in accordance with the instructions specified on the green Consent Revocation Card.

Q:	What Is the Effect of Delivering a GREEN Consent Revocation Card?

A:	Marking “REVOKE MY CONSENT” on the GREEN Consent Revocation Card for a WaterMill Proposal will have the effect of revoking any prior consent to such WaterMill Proposal. Marking “DO NOT REVOKE MY CONSENT” for a WaterMill Proposal will have no effect on any earlier dated consent that you may have delivered to WaterMill with respect to such WaterMill Proposal or, if you have not previously delivered a consent to WaterMill consenting to such WaterMill Proposal, will have no effect on the outcome of the WaterMill Consent Solicitation. Marking “ABSTAIN” on the GREEN Consent Revocation Card for a WaterMill Proposal will be treated as an abstention on such WaterMill Proposal. The approval of the WaterMill Proposals requires the unrevoked consent to take the proposed actions of record holders of at least a majority of the outstanding shares of Common Stock as of the Record Date under Delaware law. An abstention with respect to a WaterMill Proposal would not be considered a consent to take the proposed action, and therefore an abstention on the GREEN Consent Revocation Card would have the effect of revoking any previously delivered consent and would have the same effect as a vote against the WaterMill Proposals.

If the GREEN Consent Revocation Card is signed and returned, it will be voted in accordance with your instructions. If no direction is made with respect to any WaterMill Proposal or all WaterMill Proposals, by signing and dating the GREEN Consent Revocation Card, your shares will be voted in accordance with the recommendations of the Board as follows: REVOKE MY CONSENT for each of WaterMill Proposals 1, 2, 3, 4 and 5, except that with respect to Proposal 2, you will not be deemed to have revoked your consent to the removal of any director whose name is written in the space provided on the GREEN Consent Revocation Card and with respect to Proposal 5, you will not be deemed to have revoked your consent to the election of any director whose name is written in the space provided on the GREEN Consent Revocation Card.

Even if you have not submitted a consent, we urge you to submit a GREEN Consent Revocation Card because it will help us keep track of the progress of the consent solicitation process.

Q:	What Happens if I Do Nothing?

A:	If you do not send in any consent that WaterMill may send you and do not return the enclosed GREEN Consent Revocation Card, you will effectively be declining to give your consent to the WaterMill Proposals.

Q:	If I Submit a GREEN Consent Revocation Card Revoking My Consent, Can I Subsequently Revoke Such Consent Revocation?

A:	If you change your mind after submitting a consent revocation on the enclosed GREEN Consent Revocation Card, you can submit a later dated consent to WaterMill thereafter so long as such consent is submitted during the solicitation period for the WaterMill Consent Solicitation. Delivery of a later dated consent would have the effect of revoking the earlier dated consent revocation.

Q:	Who Is Entitled to Consent, Withhold Consent or Revoke a Previously Given Consent with Respect to the WaterMill Proposals?

A:	In accordance with Delaware law and the By-Laws, October 20, 2020 is the Record Date for the determination of the Company stockholders who are entitled to execute, withhold or revoke consents in connection with the WaterMill Consent Solicitation. Only stockholders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the WaterMill Proposals.

Q:	Who Should I Contact if I Have Questions About the Solicitation?

A:	Please contact Morrow, the proxy solicitor assisting us in soliciting the revocation of consents:

Morrow Sodali LLC
590 Madison Avenue

Suite 1206

New York, NY 10022
Stockholders may call toll-free: (800) 662-5200
Email: ZIOP@investor.morrowsodali.com

DESCRIPTION OF THE watermill CONSENT SOLICITATION

As set forth in its consent solicitation materials filed with the SEC, WaterMill is soliciting consents in favor of the following WaterMill Proposals:

WaterMill Proposal		Unanimous Recommendation of the Board

1.	Repeal any provision of the By-Laws in effect at the time this Proposal becomes effective, including any amendments thereto, which were not included in the By-Laws that were in effect and filed with the SEC on September 22, 2020 (“Proposal 1,” or the “By-Law Restoration Proposal”).	AGAINST

2.	Remove, without cause, four members of the Board: Scott Braunstein, J. Kevin Buchi, Elan Z. Ezickson and Scott Tarriff, and in addition, any other person (other than those elected by the WaterMill Consent Solicitation) elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships on or after October 15, 2020 and prior to the time that any of the actions proposed to be taken by the WaterMill Consent Solicitation become effective (“Proposal 2,” or the “Removal Proposal”).	AGAINST

3.	Amend Article 3, Section 3.3 of the By-Laws to provide that any vacancies on the Board resulting from any newly created directorship(s) or for any cause shall be filled exclusively by the Ziopharm stockholders (“Proposal 3,” or the “Vacancy Proposal”).	AGAINST

4.	Amend Article 3, Section 3.2 of the By-Laws to provide that Ziopharm stockholders have the exclusive ability to fix the size of the Board and to fix the size of the Board at seven members (“Proposal 4,” or the “Board Size Proposal”).	AGAINST

5.	Elect Robert Postma, Jaime Vieser and Holger Weis to serve as directors of the Company until the Company’s 2021 annual meeting of stockholders and until their successors are duly elected and qualified (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining WaterMill Nominees) (“Proposal 5,” or the “Election Proposal”).	AGAINST

Proposal 1 (By-Law Restoration Proposal), Proposal 2 (Removal Proposal), Proposal 3 (Vacancy Proposal) and Proposal 4 (Board Size Proposal) are not subject to, or conditioned upon, the effectiveness of the other WaterMill Proposals. Proposal 5 (Election Proposal) is conditioned, in part, upon the adoption of Proposal 2 (Removal Proposal). The number of WaterMill Nominees that can be elected pursuant to the Election Proposal will depend on the number of members of the Board that are removed pursuant to the Removal Proposal. If none of the members of (or appointees to) the Board are removed pursuant to the Removal Proposal, and there are no vacancies to fill, none of the WaterMill Nominees can be elected pursuant to the Election Proposal. In the event the Removal Proposal and the Vacancy Proposal pass but the Election Proposal fails to pass, Messrs. Braunstein, Buchi, Ezickson and Tarriff would be removed as directors of the Company, and pursuant to the Vacancy Proposal, the resulting vacancies would be filled by the Company’s stockholders. In addition, in the event that the Removal Proposal and Board Size Proposal pass but the Vacancy Proposal and Election Proposal fail to pass, one or more vacancies may arise on the Board that would be filled by the affirmative vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, or by a plurality of the votes cast by the Company’s stockholders.

REASONS TO REJECT THE WATERMILL PROPOSALS

The WaterMill Proposals are designed to enable the WaterMill Nominees to take over nearly half the Board, and thereby exercise significant influence over the future of your Company. We ask that you carefully consider whether to support WaterMill in light of the potential risks and costs to the Company discussed below.

Proposal 1 (By-Law Restoration Proposal): We recommend rejection of Proposal 1 because this proposal is speculative and is designed to nullify unspecified amendments to the By-Laws that may be adopted by the Board acting in its best judgment for reasons unrelated to the WaterMill Consent Solicitation. The automatic repeal of all duly adopted By-Law amendments, irrespective of their content, would have the unfortunate effect of repealing properly adopted By-Law amendments determined by the Board to be in the best interests of the Company and its stockholders, even if unrelated to the WaterMill Consent Solicitation.

Proposal 2 (Removal Proposal): We recommend rejection of Proposal 2 because we believe that removal of half of the Board is not in the best interests of the Company and its stockholders. The Board does not believe that removing directors just a few months after the 2020 Annual Meeting is in the best interests of the Company and its stockholders. We encourage you to review the background and qualifications of each director that WaterMill is attempting to remove from the Board, which is available under “Information about the Current Directors of the Company” on page 11 of this Consent Revocation Statement.

Proposal 3 (Vacancy Proposal): We recommend rejection of Proposal 3 because we do not believe that removing the Board’s ability to fill seats resulting from an increase in the number of directors or vacancies is in the best interests of the Company and its stockholders. In our view, the Board must retain the ability to change its composition to ensure that it has the proper skills and experience.

Proposal 4 (Board Size Proposal): We recommend rejection of Proposal 4 because we do not believe that preventing the Board from changing the size of the Board or capping the size of the Board is clearly in the best interests of our stockholders. In our view, the Board must retain the ability to adjust its membership to ensure that it has the proper composition to maximize stockholder value.

Proposal 5 (Election Proposal): We recommend rejection of Proposal 5 because we do not believe that another director election just a few months after the 2020 Annual Meeting is in the best interests of the Company and its stockholders. The Company has added four new directors to the Board since June 2019. If all four incumbent directors were removed and all WaterMill Nominees were elected, this would result in four of seven directors having served on the Board for less than a year.

FOR THE FOREGOING REASONS, THE BOARD STRONGLY BELIEVES THAT THE WATERMILL CONSENT SOLICITATION IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. WE URGE STOCKHOLDERS TO REJECT THE WATERMILL CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN CONSENT REVOCATION CARD TODAY.

BACKGROUND OF THE SOLICITATION

The Company held its 2020 Annual Meeting on June 29, 2020. At the 2020 Annual Meeting, three directors (Scott Braunstein, Elan Z. Ezickson and Douglas W. Pagán) did not receive “FOR” votes from a majority of the votes cast. Accordingly, in accordance with the Board’s director resignation policy adopted in 2016, each of these three directors tendered their resignations for consideration by the Board’s Corporate Governance and Nominating Committee.

Following the 2020 Annual Meeting, starting in the month of July 2020, Scott Tarriff, the Chairman of the Board, Laurence Cooper, the Chief Executive Officer (CEO) of the Company, and Heidi Hagen, a director of the Board, engaged in numerous conversations with stockholders of the Company, including with Robert Postma. During these calls, Mr. Postma conveyed his beliefs that the Board needed to be refreshed and that certain directors should resign from the Board. During one of the calls, Mr. Postma suggested his relative as a potential Board candidate. In response, Mr. Tarriff, Dr. Cooper and Ms. Hagen indicated that the Board was conducting a process following best practices for Board refreshment, including by engaging an independent nationally recognized director search firm to conduct a thorough search for candidates whose appointment would be in the best interests of the Company and all of its stockholders. During the July 2020 conversations, Mr. Postma claimed that he was in close contact with representatives of MSD Partners, L.P. (“MSD”) and other stockholders with respect to matters relating to the composition of the Board.

On July 27, 2020, James Huang was appointed to the Board with a term that will expire at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”). Prior to Mr. Huang’s appointment to the Board, multiple stockholders, including MSD and WaterMill, had recommended to members of the Board that Mr. Huang be appointed to the Board.

During the first week of August 2020, Mr. Postma had a telephone conversation with Mr. Huang during which Mr. Postma welcomed Mr. Huang to the Board.

On September 22, 2020, the Company announced the Board’s appointment of J. Kevin Buchi to the Board and as Chair of the Board’s Audit Committee, with a term that will expire at the 2021 Annual Meeting. In addition, the Company announced that the Board had accepted the resignation of Mr. Pagán. The Company also indicated that the Board would continue to review its composition to ensure that the skills and experience of the Company’s directors support the progress and future prospects of Ziopharm’s business.

On October 15, 2020, Mr. Postma delivered a letter to the Company notifying the Company of WaterMill’s intent to solicit written consents from the Company’s stockholders for the WaterMill Proposals and requesting that the Company set a record date for the WaterMill Consent Solicitation.

On October 16, 2020, WaterMill filed its preliminary consent solicitation statement with the SEC.

On October 16, 2020, the Company issued a press release acknowledging the filing of WaterMill’s preliminary consent solicitation statement and recommending that stockholders refrain from taking any action at that time.

Also on October 16, 2020, Robert Hadfield, the General Counsel of the Company, held a telephone conference with Mr. Postma.

On October 21, 2020, the Company filed its preliminary consent revocation statement with the SEC.

On October 26, 2020, WaterMill filed a revised preliminary consent solicitation statement with the SEC.

On October 27, 2020, the Company filed this revised preliminary Consent Revocation Statement with the SEC.

INFORMATION ABOUT THE CONSENT SOLICITATION

Voting Securities and Record Date

The Record Date for the WaterMill Consent Solicitation is the close of business on October 20, 2020. As of the Record Date, there were [●] shares of Common Stock outstanding and entitled to vote. Each share of Common Stock will be entitled to one vote in connection with the WaterMill Consent Solicitation.

Only stockholders of record as of the Record Date are eligible to execute, withhold and revoke consents in connection with the WaterMill Proposals. Record holders of Common Stock who wish to revoke a previously executed consent should sign, date and promptly mail the GREEN Consent Revocation Card.

Persons beneficially owning shares of Common Stock (but not holders of record), such as persons whose ownership of Common Stock is held through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the green Consent Revocation Card on their behalf. Your broker, bank or financial institution may also permit you to revoke your consent by completing, signing, dating and delivering the enclosed GREEN Consent Revocation Card in the postage-paid envelope provided. By checking “REVOKE MY CONSENT” and signing, dating and delivering the GREEN Consent Revocation Card, you will be instructing your broker, bank, financial institution or other nominee holder to act on your behalf to take any steps necessary to ensure that a revocation is properly executed on your behalf. Any abstention on an executed green Consent Revocation Card will have the same effect as voting against the WaterMill Proposals and revoking any prior consent to the WaterMill Proposals.

Effectiveness of Consents

Under Delaware law and the By-Laws, our stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Section 228 of the DGCL, the WaterMill Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date are delivered to the Company within 60 days of the earliest dated consent delivered to the Company. A stockholder delivered the first written consent to the Company on October 20, 2020. Therefore, properly completed and unrevoked consents must be received from holders of the requisite number of shares of Common Stock no later than December 19, 2020 under Delaware law in order for the WaterMill Proposals to become effective.

BECAUSE THE WATERMILL PROPOSALS COULD BECOME EFFECTIVE BEFORE THE EXPIRATION OF THE 60-DAY PERIOD DISCUSSED ABOVE, WE URGE YOU TO ACT PROMPTLY AND RETURN THE GREEN CONSENT REVOCATION CARD TODAY.

Effect of a GREEN Consent Revocation Card

A stockholder may revoke any previously signed consent by marking “REVOKE MY CONSENT” or “ABSTAIN” on the GREEN Consent Revocation Card and signing, dating and promptly mailing the GREEN Consent Revocation Card using the postage-paid envelope provided. A consent may also be revoked by delivery of a written revocation of your consent to WaterMill. Stockholders are urged, however, to deliver all consent revocations in the postage-paid envelope provided.

If you sign and date the GREEN Consent Revocation Card but make no direction with respect to any WaterMill Proposal or all WaterMill Proposals, your shares will be voted in accordance with the recommendations of the Board as follows: REVOKE MY CONSENT for each of WaterMill Proposals 1, 2, 3, 4 and 5, except that with respect to Proposal 2, you will not be deemed to have revoked your consent to the removal of any director whose name is written in the space provided on the GREEN Consent Revocation Card and with respect to Proposal 5, you will not be deemed to have revoked your consent to the election of any director whose name is written in the space provided on the GREEN Consent Revocation Card.

The revocation of any previously executed consent or GREEN Consent Revocation Card should be signed and have a date subsequent to the previously executed consent or GREEN Consent Revocation Card. The revocation is not required to state the number of shares held unless you wish to revoke your consent with respect to less than all shares as to which you previously executed a consent, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have executed a consent, the revocation should identify the relevant account for which the consent is being revoked. Marking “DO NOT REVOKE MY CONSENT” for a WaterMill Proposal will have no effect on any earlier dated consent that you may have delivered to WaterMill with respect to such WaterMill Proposal or, if you have not previously delivered a consent to WaterMill consenting to such WaterMill Proposal, will have no effect on the outcome of the WaterMill Consent Solicitation.

If you beneficially own shares of Common Stock outstanding and entitled to vote (but are not a record holder), including because your shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to revoke your consents with respect to such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock outstanding and entitled to vote held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed GREEN Consent Revocation Card on your behalf. If your bank, brokerage firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or internet, instructions will be included with the GREEN Consent Revocation Card. You will also be authorizing Ziopharm to act on your behalf to take any steps necessary to ensure that such revocation is properly executed. Alternatively, you can contact the person responsible for your account and direct him or her to revoke a consent by executing the enclosed green Consent Revocation Card on your behalf. If you choose to do so, we encourage you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO WATERMILL. TO DO SO, YOU ONLY NEED TO SIGN, DATE AND PROMPTLY MAIL THE GREEN CONSENT REVOCATION CARD THAT ACCOMPANIES THIS CONSENT REVOCATION STATEMENT. WHEN MARKING BOXES ON THE GREEN CONSENT REVOCATION CARD “REVOKE MY CONSENT” AND “ABSTAIN” WILL HAVE THE EFFECT OF REVOKING A PRIOR CONSENT.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to WaterMill or by delivering to WaterMill a subsequently dated white consent card that WaterMill sent to you.

Results of the Consent Solicitation

The Company anticipates retaining an independent inspector of elections in connection with the WaterMill Consent Solicitation. The Company intends to notify stockholders of the results of the WaterMill Consent Solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K promptly following the receipt of a report of the inspector of elections.

Participants in the Solicitation

Under applicable regulations of the SEC, each of Ziopharm’s directors and certain of Ziopharm’s officers and employees are “participants” in this consent revocation solicitation. For certain required information about Ziopharm’s directors, officers and employees who are participants in the solicitation, please see “Appendix A — Additional Information Regarding Participants in the Solicitation” to this Consent Revocation Statement. Other than the persons described herein as participants, no general class of employee of the Company will be employed to solicit stockholders in connection with the solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of the Company’s consent revocation solicitation.

Cost and Method of this Consent Revocation Solicitation

The cost of this consent revocation solicitation will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of our officers and regular employees), will be approximately $[●], of which $[●] has been incurred as of the date of this Consent Revocation Statement. Our directors and certain of our officers and employees may solicit consent revocations in person or by email or other electronic means or by telephone. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Consent Revocation Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock.

The Company has retained Morrow as its soliciting agent. Morrow has advised the Company that approximately [●] of its employees will be involved in the solicitation of consent revocations by Morrow on behalf of the Company. Morrow will solicit consent revocations by mail, telephone, facsimile and email. Under our agreement with Morrow, Morrow will receive an estimated fee of $[●] plus reimbursement of its reasonable, out-of-pocket expenses for its services. In addition, Morrow and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

INFORMATION ABOUT THE CURRENT DIRECTORS OF THE COMPANY

The following sets forth information about the current members of the Board as of the date of this Consent Revocation Statement, including the experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as a director. In connection with the 2020 Annual Meeting, which was the most recent annual meeting of stockholders of the Company at which directors were up for election, each of directors Scott Tarriff, Christopher Bowden, Scott Braunstein, Laurence Cooper, Elan Z. Ezickson and Heidi Hagen consented to be named in the proxy statement for such meeting and to serve if elected. Directors J. Kevin Buchi and James Huang were appointed to the Board following the 2020 Annual Meeting and will be up for election at the 2021 Annual Meeting; all of the current directors of the Company have consented to be named as directors in this Consent Revocation Statement and to continue to serve their term as directors.

Scott Tarriff, Chairman of the Board
Age: 61
Director Since: 2015

Mr. Tarriff is the chair of our Board. He has served as a member of our Board since September 2015 and served as the Board’s non-executive Lead Director from August 2018 until April 2019 when he was appointed our chair. Mr. Tarriff has served as the Chief Executive Officer and as a member of the board of directors of Eagle Pharmaceuticals, Inc. since its inception in January 2007. Prior to joining Eagle, Mr. Tarriff held various executive positions at Par Pharmaceutical Companies, Inc., a publicly-traded developer, manufacturer and marketer of specialty pharmaceuticals, including as President and Chief Executive Officer from September 2003 to September 2006, after joining Par in 1998. Prior to that, Mr. Tarriff held various positions with Bristol-Meyers Squibb, a publicly-traded biopharmaceutical company, including senior director of marketing. Mr. Tarriff has served as a member of the board of directors of Synthetic Biologics, Inc., a publicly-traded biotechnology company, since February 2012 and previously served on the board of directors of Clinical Data, Inc., a publicly-traded pharmaceutical company, from September 2009 until its acquisition by Forest Laboratories, Inc. in April 2011. Mr. Tarriff holds a B.S. in marketing from Pennsylvania State University and an M.B.A. from Rider College.

Laurence James Neil Cooper, M.D., Ph.D. Chief Executive Officer and Director
Age: 56
Director Since: 2018

Dr. Cooper has served as our Chief Executive Officer since May 2015 and as a director since October 2018. Prior to joining us, Dr. Cooper led the Pediatric Cell Therapy service (formally named the bone marrow transplantation (“BMT”) program) as a tenured professor at the University of Texas M.D. Anderson Cancer Center (“MD Anderson”), where he had worked since 2006. In addition to caring for children, adolescents and young adults undergoing autologous and allogeneic BMT at MD Anderson, he led a laboratory translating immunology into clinical practice. This program had multiple investigator-initiated trials that infused T cells and NK cells to target malignancies. Dr. Cooper also holds an appointment as a Visiting Scientist at MD Anderson. Dr. Cooper obtained his B.A. at Kenyon College in Gambier, Ohio and M.D. and Ph.D. degrees at Case Western Reserve University in Cleveland before training in Pediatric Oncology and BMT at the Fred Hutchinson Cancer Research Center in Seattle.

Christopher Bowden, M.D.
Age: 59
Director Since: 2019

Dr. Bowden, an oncology drug development executive with more than 20 years leadership experience including the approval of several cancer medicines, has served as a member of our Board since October 2019. He has been the chief medical officer of Agios Pharmaceuticals since May 2014. Previously, Dr. Bowden was vice president product development oncology, at Genentech for eight years. From 2003 to 2006, he was the executive director for EMEA regions for Bristol-Myers Squibb. Earlier, Dr. Bowden held positions of increasing responsibility in oncology clinical development, at Pharmacia Corporation and Janssen Pharmaceutical. Dr. Bowden was previously on the oncology faculty at the University of Virginia Health Science Center. Since 2017, Dr. Bowden has served as a member of the board of directors of miRagen Therapeutics, Inc., a publicly-traded biopharmaceutical company discovering and developing proprietary RNA-targeted therapies with a specific focus on microRNAs. Dr. Bowden received his M.D. from Hahnemann University School of Medicine followed by internal medicine training at Roger Williams Medical Center and the Providence VA Medical Center, Rhode Island. He completed his medical oncology fellowship at the National Cancer Institute Medicine Branch. Dr. Bowden is board certified in internal medicine and medical oncology.

Scott Braunstein, M.D.
Age: 56
Director Since: 2018

Dr. Braunstein has served as a member of our Board since September 2018. Dr. Braunstein has served as the chief executive officer of Marinus Pharmaceuticals, Inc., a publicly-traded pharmaceuticals company, since August 2019, and as a member of its board of directors since September 2018. Dr. Braunstein is also an operating partner at Aisling Capital, a private investment firm, a position he has held since August 2015. From 2015 to 2018, he held positions of increasing responsibility at Pacira Pharmaceuticals, Inc., a publicly traded specialty pharmaceutical company, including most recently serving as its Chief Operating Officer. His prior roles at Pacira including serving as its Senior Vice President of Strategy and Chief Strategy Officer. Prior to then, Dr. Braunstein served as a healthcare portfolio manager at Everpoint Asset Management from 2014 through 2015. From 2002 to 2014, he worked in various positions at JP Morgan Asset Management, a division of JPMorgan Chase & Co., most recently as a managing director, senior portfolio manager for the JPM Global Healthcare Fund and the JPM asset global equity analyst for the U.S. pharmaceutical and biotechnology industry. Dr. Braunstein has served as a member of the board of directors of Trevena, Inc., a traded pharmaceutical company, since September 2018, on the board of directors of Constellation Pharmaceuticals, a publicly traded biopharmaceutical company, since February 2019, and on the board of directors of Artara Therapeutics, Inc., a publicly-traded company, since May 2018. Dr. Braunstein previously served as a member of the board of directors of Esperion Therapeutics, Inc. from 2015 until 2020. Dr. Braunstein is board certified in internal medicine, having completed his residency at the New York Hospital/Cornell Medical Center, and achieved the title of assistant clinical professor of medicine at Albert Einstein College of Medicine and for Columbia University Medical Center. He earned his B.S. from Cornell University and his M.D. from the Albert Einstein College of Medicine at Yeshiva University.

J. Kevin Buchi
Age: 65
Director Since: 2020

Mr. Buchi has served as a member of our Board since September 2020. Mr. Buchi served as Chief Executive Officer and a director of Biospecifics Technologies Corp. from October 2019 until April 2020. Mr. Buchi served as Impax Laboratories, LLC’s Interim President and Chief Executive Officer from December 2016 until March 2017 and as a member of the Impax board of directors from November 2016 until the completion of the combination of Impax and Amneal Pharmaceuticals. Mr. Buchi served as President and Chief Executive Officer of TetraLogic Pharmaceuticals from August 2013 to December 2016. Before TetraLogic, he served as Corporate Vice President of Global Branded Products at Teva Pharmaceutical Industries Limited from 2011 to May 2012. Mr. Buchi was Chief Executive Officer of Cephalon, Inc., which was acquired by Teva Pharmaceutical Industries Limited in October 2011. Mr. Buchi has served as a member of the board of directors of Dicerna Pharmaeuticals, Inc. since August 2018 and was appointed Chairman of its board of directors in January 2019. In addition, Mr. Buchi currently serves as a director of Amneal Pharmaceuticals Inc. and Benitec Biopharma Ltd. Mr. Buchi previously served on the board of directors of EPIRUS Biopharmaceuticals, Inc. from June 2013 to July 2016, Alexza Pharmaceuticals, Inc. from January 2013 to June 2016, Forward Pharma A/S from December 2012 to May 2016, and Stemline Therapeutics, Inc. from March 2012 to May 2016. Mr. Buchi received his B.A. degree in Chemistry from Cornell University and a Masters of Management degree from the J.L. Kellogg Graduate School of Management, Northwestern University.

Elan Z. Ezickson
Age: 57
Director Since: 2018

Mr. Ezickson has served as a member of our Board since September 2018. Mr. Ezickson served as Chief Operating Officer & Head of Corporate Development for Scholar Rock Holding Corporation from August 2014 until his retirement in December 2018. Prior to Scholar Rock, Mr. Ezickson served as Executive Vice President and Chief Operating Officer of Aveo Pharmaceuticals, Inc., where he worked from 2003 to July 2013. Previously, Mr. Ezickson worked at Biogen Inc. in roles of increasing responsibility, including serving as the President of Biogen Canada, Program Executive and Associate General Counsel. Since December 2019, Mr. Ezickson has served on the board of directors of Marinus Pharmaceuticals, Inc., a publicly-held company focused on developing and commercializing innovative therapeutics to treat patients suffering from rare seizure disorders. Mr. Ezickson holds a B.A. in Political Science from Yale University and a J.D. from the Columbia University School of Law.

Heidi Hagen
Age: 52
Director Since: 2019

Ms. Hagen has served as a member of our Board since June 2019. Ms. Hagen has held the position of a biotechnology and pharmaceutical operations and technology consultant with HH Consulting LLC since October 2012. Since October 2015, Ms. Hagen has served as Co-founder and Advisor for Vineti, Inc., a privately-held company that develops and sells cloud-based software platforms for ordering, manufacturing and delivering personalized medicines. Previously, Ms. Hagen served as interim Chief Commercial Officer at ZappRx, Inc. from January 2015 to June 2015. Prior to that, Ms. Hagen served as Global Chief Operating Officer at Sotio LLC, a biotechnology company developing new therapies for the treatment of cancer and autoimmune diseases using its immunotherapy platform and proprietary cell-based technologies, from March 2013 to April 2014. Prior to joining Sotio, Ms. Hagen was Senior Vice President of Operations at Dendreon Corporation from 2002 to 2012, where she was responsible for, among other duties, manufacturing and supply chain operations. Prior to joining Dendreon, Ms. Hagen spent nearly ten years at Immunex Corporation, where she held several positions in drug development and supply chain and operations management. Ms. Hagen has served on the board of directors of Vericel Inc., a publicly-held company developing advanced cell therapies and specialty biologics for the sports medicine and severe burn care markets, since August 2013, and on the board of directors of Lykan Biosciences LLC, a privately held contract manufacturing company, since June 2019. Ms. Hagen earned her B.S. in cell and molecular biology, M.S. in bioengineering, and MBA at the University of Washington.

James Huang
Age: 55
Director Since: 2020

Mr. Huang has served as a member of our Board since July 2020. Mr. Huang joined Kleiner Perkins Caufield & Byers China, or KPCB China, as a managing partner in 2011 and focuses on the firm’s life sciences practice. Prior to joining KPCB China, Mr. Huang was a managing partner at Vivo Ventures, a venture capital firm specializing in life sciences investments. Before joining Vivo in 2007, Mr. Huang was president of Anesiva, a biopharmaceutical company focused on pain-management treatments. He also held senior roles in business development, sales, marketing and R&D with Tularik Inc. (acquired by Amgen), GlaxoSmithKline LLC, Bristol-Myers Squibb and ALZA Corp. (acquired by Johnson & Johnson). Mr. Huang is also founding and managing partner of Panacea Venture, a global venture fund focusing on investments in innovative and transformative early and growth stage healthcare and life science companies. Mr. Huang is Chairman of the Board at Kindstar Global (Beijing) Technology, Inc., Windtree Therapeutics, Inc., JHL Biotech, Inc., Tactiva Therapeutics, LLC, and Chime Biologics Limited and Director at CASI Pharmaceuticals Inc. and XW Laboratories Inc. Mr. Huang received an M.B.A. from the Stanford Graduate School of Business and a B.S. degree in chemical engineering from the University of California, Berkeley.

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

This section provides further information regarding the Board and the independence of our directors and describes key corporate governance guidelines and practices that we have adopted.

Independence of the Board of Directors

Our Board has undertaken a review of the independence of our directors and considered whether any director has a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a member of our Board. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, the Board has determined that all of our directors, other than Dr. Cooper, are “independent directors,” as such term is defined in Nasdaq Rule 5605(a)(2). In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

The Board has appointed an independent director, Scott Tarriff, to serve as its non-executive Board chair. The Board has elected to separate the chair function from that of the Chief Executive Officer, who serves as our principal executive officer, due to a belief that separating these functions, and empowering an independent director to chair the Board meetings, reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having an independent chair can enhance the effectiveness of the Board as a whole.

Director Attendance at Board and Stockholder Meetings

The Board met nine times during 2019, either in person or by teleconference. Each director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served, held during 2019 or the portion thereof that he or she was a director or committee member.

Although we have no formal policy regarding directors’ attendance at our annual meetings, we encourage such attendance by members of the Board. All of the then-current directors attended our 2019 annual meeting of stockholders either in person or by teleconference.

Board Committees

The Board has established three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. Each committee operates under a charter that has been approved by the Board. Current copies of each committee’s charter are posted on the “Investors—Corporate Governance” section of our website, www.ziopharm.com. Our website and its contents are not incorporated into this Consent Solicitation Revocation Statement. The current members of the committees are as follows:

	Audit	Compensation	Nominating
Christopher Bowden, M.D.
Scott Braunstein, M.D.
Laurence Cooper, M.D., Ph.D.
Elan Ezickson
Heidi Hagen
J. Kevin Buchi
Scott Tarriff*

* = Board Chair  = Chair  = Member

Audit Committee

The current members of the audit committee are Mr. J. Kevin Buchi, who serves as the committee’s Chair, Mr. Elan Ezickson and Mr. Scott Tarriff. As set forth in the audit committee charter, the primary responsibility of the audit committee is to oversee our financial reporting processes and internal control system on behalf of the Board. In that regard, the audit committee is responsible for, among other things, the appointment, compensation, retention and oversight of the work performed by the independent registered public accounting firm employed by us.

Each member of the audit committee is an “independent director,” as such term is defined in Nasdaq Rule 5605(a)(2), and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each of the audit committee members is able to read and understand fundamental financial statements and that at least one member of the audit committee has past employment experience in finance or accounting. The Board has determined that at least one member of the audit committee, Mr. J. Kevin Buchi, is an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act.

The audit committee held four meetings during 2019.

Compensation Committee

The current members of the compensation committee are Mr. Scott Tarriff, who serves as the committee’s Chair, Dr. Scott Braunstein and Ms. Heidi Hagen. As set forth in the compensation committee charter, the compensation committee reviews our compensation policies and practices and makes recommendations to the Board in connection with all compensation matters affecting our executive officers.

Each member of the compensation committee is an “independent director,” as such term is defined in Nasdaq Rule 5605(a)(2), and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act.

The compensation committee held six meetings during 2019.

Corporate Governance and Nominating Committee

The current members of the corporate governance and nominating committee are Ms. Heidi Hagen, who serves as the committee’s Chair, Dr. Christopher Bowden and Mr. Elan Ezickson. As set forth in the corporate governance and nominating committee charter, the primary responsibility of the corporate governance and nominating committee is to consider and make recommendations to the Board concerning the appropriate size, function and needs of the Board and its committees. In that regard, the corporate governance and nominating committee is, among other things, responsible for establishing criteria for membership on the Board, recruiting and recommending candidates to fill newly created or vacant positions on the Board and reviewing any candidates recommended by stockholders. In addition, the corporate governance and nominating committee evaluates and assesses the performance of the Board as a whole and its committees.

Each member of the corporate governance and nominating committee is an “independent director,” as such term is defined in Nasdaq Rule 5605(a)(2), and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act.

The corporate governance and nominating committee held three meetings during 2019.

Director Nomination Process

The corporate governance and nominating committee (or a subcommittee thereof) recruits and considers director candidates and presents qualified candidates to the full Board for consideration. There is no fixed process for identifying and evaluating potential candidates to be nominees for directors, and there is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the corporate governance and nominating committee has the flexibility to consider such factors as it deems appropriate. These factors may include education, general business and industry experience, ability to act on behalf of stockholders, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board nominees.

The corporate governance and nominating committee believes that a Board comprised of directors with diverse skills and experiences relevant to our industry and operations will result in efficient and competent oversight of our various core competencies, which include drug development, strategic partnering, commercialization activities, regulatory compliance, corporate finance and accounting. As such, the corporate governance and nominating committee gives consideration to the interplay of a director candidate’s experience with that of other members of the Board and the evolving needs of our business.

In April 2019, our Board updated our corporate governance policies to reflect the importance our Board places on diversity. More specifically, we have updated our policies to emphasize our commitment to seeking to attain diversity and balance among directors of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise. As a result, under our policies any search firm retained to assist the corporate governance and nominating committee in seeking candidates for the Board will be instructed to seek to include diverse candidates in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, the traditional corporate environment, government, academia, private enterprise, non-profit organizations, and professions such as accounting, finance, marketing, human resources, and legal services.

Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability, and the corporate governance and nominating committee will consider director candidates recommended by security holders. If the corporate governance and nominating committee approves a candidate for further review following an initial screening, the corporate governance and nominating committee will establish an interview process for the candidate. Generally, the candidate will meet with at least one member of the corporate governance and nominating committee, along with other members of the Board, and management, including our Chief Executive Officer. Contemporaneously with the interview process, the corporate governance and nominating committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The corporate governance and nominating committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board. The corporate governance and nominating committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in our good corporate citizenship and image, time available for meetings and consultation on our matters and willingness to assume broad, fiduciary responsibility.

Recommendations for candidates to be considered for election to the Board at our annual stockholders’ meeting may be submitted to the corporate governance and nominating committee by our stockholders. In order to make such a recommendation, a stockholder must submit the recommendation in writing to the Chairperson of the corporate governance and nominating committee, in care of our Secretary at our principal executive offices at One First Avenue, Parris Building 34, Navy Yard Plaza, Third Floor, Boston, Massachusetts 02129, at least 120 days prior to the mailing date of the previous year’s annual meeting proxy statement. To enable the corporate governance and nominating committee to evaluate the candidate’s qualifications, stockholder recommendations must include the following information:

●	The name and address of the nominating stockholder and of the director candidate;

●	A representation that the nominating stockholder is a holder of record of ours entitled to vote at the current year’s annual meeting;

●	A description of any arrangements or understandings between the nominating stockholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the stockholder;

●	A resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to become a director of ours;

●	Such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the Board; and

●	The consent of each nominee to serve as a director of ours if so elected.

Risk Management and Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our corporate governance and nominating committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

In carrying out their risk oversight functions, the Board and its committees routinely request and review management updates, reports from the independent auditors and legal and regulatory advice from outside experts, as appropriate, to assist in discerning and managing important risks that may be faced by the Company. The Board is committed to continuing to ensure and evolve its risk oversight practices as appropriate given the stage of the Company’s evolution as an immuno-oncology company and the fast-paced changes in the biotechnology industry. Regarding the COVID-19 pandemic, our management is meeting frequently to address concerns of our employees and business, as well as updating and communicating with the full Board regularly. The full Board has oversight and has been engaged concerning the monitoring and identification of risks to the Company, and actions we are taking to mitigate risks related to this pandemic.

Stockholder Communications with Directors

We have established means for stockholders and others to communicate with the Board. If a stockholder wishes to address a matter regarding our financial statements, accounting practices or internal controls, the matter should be submitted in writing addressed to the chairperson of the audit committee in care of the Secretary at our principal executive offices at One First Avenue, Parris Building 34, Navy Yard Plaza, Third Floor, Boston, Massachusetts 02129. If the matter relates to our governance practices, business ethics or corporate conduct, it should be submitted in writing addressed to the Chairperson of the corporate governance and nominating committee in care of the principal financial officer at our principal executive offices. If a stockholder is unsure where to direct a communication, the stockholder may direct it in writing to the chairperson of the audit committee, or to any one of our independent directors, in care of the principal financial officer at our principal executive offices. All of these stockholder communications will be forwarded by the principal financial officer to the addressee.

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee are Mr. Scott Tarriff, Dr. Scott Braunstein and Ms. Heidi Hagen. No member of the compensation committee has ever been an officer or employee of the Company or any subsidiary of ours and no member of the compensation committee had any relationship with us during 2019 requiring disclosure under Item 404 of Regulation S-K of the SEC.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity that has an executive officer serving as a member of our Board or our compensation committee.

Code of Ethics and Business Conduct

The Board adopted a Code of Ethics and Business Conduct to be applicable to all officers, directors and employees. The Code of Ethics and Business Conduct is intended to be designed to deter wrong-doing and promote honest and ethical behavior, full, fair, timely, accurate and understandable disclosure, and compliance with applicable laws. In addition to provisions that are applicable to officers, directors and employees generally, the Code of Ethics and Business Conduct contains provisions that are specifically applicable to our Chief Executive Officer and senior financial officer(s). The Code of Ethics and Business Conduct is available on our website at www.ziopharm.com and a copy may be obtained without charge upon written request to our Legal Affairs department at our principal executive offices at One First Avenue, Parris Building 34, Navy Yard Plaza, Third Floor, Boston, Massachusetts 02129. Our website and its contents are not incorporated into this Consent Solicitation Revocation Statement.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other things, board composition and selection including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

AUDIT COMMITTEE

Douglas W. Pagán, Chair*

Elan Ezickson
Scott Tarriff

This report is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether before or after the date hereof and irrespective of any general incorporation language in any such filing.

*	Mr. Pagán was Chair of the Audit Committee as of the date of the Report of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of October 20, 2020, the record date for the Consent Solicitation, for:

●	each person, or group of affiliated persons, who is known by us to be the beneficial owner of greater than five percent of our outstanding Common Stock;

●	each of our directors and director nominees;

●	each of our named executive officers named in the Summary Compensation Table above; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, or have the right to acquire such powers within 60 days. Common Stock subject to options that are currently exercisable or exercisable within 60 days of October 20, 2020 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Percentage ownership calculations are based on [●] shares of Common Stock outstanding as of October 20, 2020. Except as otherwise noted below, the address for persons listed in the table is c/o Ziopharm Oncology, Inc., One First Avenue, Parris Building 34, Navy Yard Plaza, Third Floor, Boston, Massachusetts 02129.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned (%)
5% Stockholders:
MSD Credit Opportunity Master Fund, L.P.(1)	22,101,509	[●]
Miller Value Partners, LLC(2)	16,522,144	[●]
White Rock Capital Partners(3)	13,085,758	[●]
The Vanguard Group, Inc. (4)	12,595,011	[●]
BlackRock, Inc.(5)	12,491,719	[●]
Directors and Named Executive Officers:
Chris Bowden, M.D.	[●]	—
Scott Braunstein(6)	[●]	[●]
J. Kevin Buchi	[●]	[●]
Elan Z. Ezickson(7)	[●]	[●]
Heidi Hagen(8)	[●]	[●]
James Huang	[●]	[●]
Scott Tarriff(9)	[●]	[●]
Laurence James Neil Cooper, M.D., Ph.D.(10)	[●]	[●]
David M. Mauney, M.D.(11)	[●]	[●]
Satyavrat Shukla(12)	[●]	[●]
Robert Hadfield(13)	[●]	[●]
Kevin G. Lafond(14)	[●]	[●]
All of our current directors and executive officers as a group (14 persons)(15)	[●]	[●]

*	Less than one percent.

(1)	Based in part on a Schedule 13G/A filed with the SEC on February 14, 2020 by MSD. MSD is the investment manager of, and beneficially owns securities beneficially owned by, MSD Credit Opportunity Master Fund, L.P. MSD Partners (GP), LLC (“MSD GP”) is the general partner of, and beneficially owns securities beneficially owned by, MSD. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and beneficially owns securities beneficially owned by, MSD GP. The 22,101,509 shares include 6,949,993 out of the 7,575,758 shares of Common Stock issuable upon the full exercise of a warrant, which is the number of shares issuable upon exercise as limited by the Beneficial Ownership Limitation (as defined below) as of October 20, 2020. Such warrant is only exercisable to the extent that the holder thereof, together with its affiliates, would beneficially own no more than 9.99% of the outstanding shares of our Common Stock after giving effect to such exercise (the “Beneficial Ownership Limitation”). As a result of the Beneficial Ownership Limitation, the number of shares that may be issued to the holder upon exercise of the warrant may change depending upon changes in the outstanding shares of our Common Stock. Upon 61 days’ prior notice to the Company, the holder may increase, decrease or terminate the Beneficial Ownership Limitation. The address of MSD Credit Opportunity Master Fund, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(2)	Based in part on a Schedule 13G filed with the SEC on February 14, 2020 by Miller Value Partners, LLC (“Miller Value”). Miller Value, an investment adviser, is the beneficial owner of 16,522,144 shares and has shared voting power and shared dispositive power with respect to all such shares. William H. Miller III Living Trust, the control person of Miller Value, exercises voting and/or dispositive power over the shares held for the account of Miller Value. Aggregate beneficial ownership reported by Miller Value includes beneficial ownership of Miller Opportunity Trust, a registered investment company. The 16,522,144 shares include 3,787,879 shares of Common Stock issuable upon the exercise of a warrant. Such warrant is only exercisable to the extent that the holder thereof, together with its affiliates, would beneficially own no more than the Beneficial Ownership Limitation. As a result of the Beneficial Ownership Limitation, the number of shares that may be issued to the holder upon exercise of the warrant may change depending upon changes in the outstanding shares of our Common Stock. Upon 61 days’ prior notice to the Company, the holder may increase, decrease or terminate the Beneficial Ownership Limitation. The address of Miller Value is One South Street, Suite 2550, Baltimore, MD 21202.

(3)

Based in part on a Schedule 13G/A filed with the SEC on January 30, 2020 by White Rock Capital Management, L.P. (“White Rock Management”). White Rock Management exercises voting and/or dispositive power over the shares held for the account of White Rock Capital Partners, L.P. (“White Rock Partners”). The general partner of White Rock Partners is White Rock Management, the general partner of which is White Rock Capital (TX), Inc. Thomas U. Barton and Joseph U. Barton are the shareholders of White Rock Capital (TX), Inc. In such capacities, each of Thomas U. Barton and Joseph U. Barton are a beneficial owner of the shares held for the account of White Rock Partners. The 13,085,758 shares include 3,787,879 shares of Common Stock issuable upon the exercise of a warrant. Such warrant is only exercisable to the extent that the holder thereof, together with its affiliates, would beneficially own no more than the Beneficial Ownership Limitation. As a result of the Beneficial Ownership Limitation, the number of shares that may be issued to the holder upon exercise of the warrant may change depending upon changes in the outstanding shares of our Common Stock. Upon 61 days’ prior notice to the Company, the holder may increase, decrease or terminate the Beneficial Ownership Limitation. The address of White Rock Partners is 3131 Turtle Creek Boulevard, Suite 800, Dallas, Texas 75219.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2020 by The Vanguard Group, Inc. (“Vanguard”). Vanguard is the beneficial owner of 12,595,011 shares and has sole voting power with respect to 340,479 shares and sole dispositive power with respect to 12,269,028 shares, and shared voting power with respect to 9,851 shares and shared dispositive power with respect to 325,983 shares. Aggregate beneficial ownership reported by Vanguard includes beneficial ownership of its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Based solely on a Schedule 13G/A filed with the SEC on February 6, 2020 by Blackrock, Inc. BlackRock, Inc., as a parent holding company, is the beneficial owner of 12,491,719 shares and has sole voting power with respect to 12,249,430 shares and sole dispositive power with respect to 12,491,719 shares. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes beneficial ownership of its subsidiaries, Blackrock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)	Consists of (i) [●] shares of Common Stock held by Mr. Braunstein and (ii) [●] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of October 20, 2020.

(7)	Consists of (i) [●] shares of Common Stock held by Mr. Ezickson and (ii) [●] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of October 20, 2020.

(8)	Consists of (i) [●] shares of Common Stock held by Ms. Hagen and (ii) [●] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of October 20, 2020.

(9)	Consists of (i) [●] shares of Common Stock held by Mr. Tarriff and (ii) [●] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of October 20, 2020.

(10)	Consists of (i) [●] shares of Common Stock held by Dr. Cooper and (ii) [●] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of October 20, 2020.

(11)	Consists of (i) [●] shares of Common Stock held by Dr. Mauney and (ii) [●] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of October 20, 2020. Dr. Mauney’s employment with us as our President terminated effective May 26, 2020.

(12)	Consists of (i) [●] shares of Common Stock held by Mr. Shukla and (ii) [●] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of October 20, 2020.

(13)	Consists of (i) [●] shares of Common Stock held by Mr. Hadfield and (ii) [●] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of October 20, 2020.

(14)	Consists of (i) [●] shares of Common Stock held by Mr. Lafond and (ii) [●] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of October 20, 2020.

(15)	Consists of (i) [●] shares of Common Stock and (ii) [●] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of October 20, 2020 by our current directors and current executive officers, which does not include shares beneficially owned by Dr. Mauney.

DIRECTOR COMPENSATION

Our Compensation Committee, which is comprised solely of independent directors, has the primary responsibility for establishing, reviewing and considering any revisions to our director compensation program. The Compensation Committee regularly reviews the type and form of compensation paid to our non-employee directors in connection with their service on the Board and its committees. The Compensation Committee considers the results from an independent analysis completed by Haigh and Company (“Haigh”) who reviews non-employee director trends and data from companies comprising the same executive compensation peer group used by the Compensation Committee in connection with its review of executive compensation. After its review and after considering the advice of Haigh that our non-employee director compensation program is consistent with that of our peers, the Compensation Committee made no changes to the amount of non-employee director compensation for 2020. Our non-employee director compensation policy in place in 2019 and 2020 is described below. The Compensation Committee believes that including equity as part of director compensation helps align the interests of directors with those of our stockholders. Accordingly, director compensation is comprised of a mix of cash and equity compensation. The Compensation Committee also believes that it is appropriate for the Chair of the Board and the Chair of each standing committee of the Board to receive additional compensation for the additional workload and time commitment required for Board members who serve in such capacities.

Non-Employee Director Compensation Policy

Under our director compensation policy, each non-employee director was entitled to the following in 2019:

●	an annual retainer fee of $50,000 for service on the Board; and

●	additional annual retainer fees for Board committee service as follows:

	Chair	Member
Audit Committee	$20,000	$12,000
Compensation Committee	15,000	9,000
Corporate Governance and Nominating Committee	10,000	6,000

The non-executive Board chair also receives further annualized cash compensation of $25,000. All cash retainers are paid on a quarterly basis in arrears to non-employee directors who continue to serve as members of the Board on the last business day of each calendar quarter.

In addition, under our director compensation policy, each director receives an annual equity grant equal to $150,000. Each director may elect to receive their equity grant in the form of restricted shares of our Common Stock and/or options to purchase shares of our Common Stock, with the number of restricted shares determined based on our then-current stock price and the number of options determined using the Black-Scholes methodology.

Under our director compensation policy, in connection with a director’s initial election to the Board, he or she shall receive options to purchase shares of our Common Stock with a value at the time of grant equal to $250,000, with the number of options determined using the Black-Scholes methodology. The award shall have an exercise price equal to the fair market value of the Common Stock on the grant date and will vest on the second anniversary of the director joining our Board.

As set forth in its written charter, the compensation committee annually reviews director compensation practices in consultation with our compensation consultant and recommends any changes for adoption by the full Board. As such, the director compensation described above is subject to change at the discretion of the Board.

Director Stock Ownership Guidelines

The compensation committee and Board believe that it is important that directors be incentivized to focus on long-term stockholder value to ensure that the Board’s interests are aligned with those of our stockholders. Accordingly, in April 2019, we adopted stock ownership guidelines, which ensure that our officers and directors will maintain a meaningful equity stake in our Company. These guidelines require each of our non-employee members of our Board to own equity interests with a value equal to 3x times the respective director’s annual retainer, each as calculated under our policy. Compliance is assessed annually, and directors have an initial compliance period (ranging from three to five years, depending on how long they have been serving on our Board at the time the guidelines are effective) from the date on which they become subject to the guidelines.

As of December 31, 2019, each of our non-employee directors were in compliance with the ownership guidelines due to the compliance period, based on our stock price as of December 31, 2019. Dr. Cooper is also covered by the stock ownership guidelines as an “officer,” as described more below under the “Executive Compensation” section.

Director Compensation Table

The following table sets forth information regarding the compensation earned for service on our Board by our non-employee directors during the year ended December 31, 2019. Dr. Cooper serves as our Chief Executive Officer in addition to being a director but does not receive any additional compensation for his service as a director and accordingly, he is not included in the table. We reimburse members of our Board for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Stock Awards (1) ($)	Total ($)
Christopher Bowden, M.D.(2)	11,413	401,718	—	413,131
Scott Braunstein, M.D.	67,054	—	150,002	217,056
James A. Cannon(3)	32,184	—	—	32,184
Elan Ezickson	62,560	—	150,002	212,562
Heidi Hagen(4)	32,395	312,300	150,002	494,697
Douglas Pagán(5)	70,000	74,999	75,001	220,000
Scott Tarriff	100,533	149,997	—	250,530

(1)	The amounts shown represent compensation expense recognized for financial statement purposes under ASC Topic 718. For Dr. Bowden, such amount consists of (i) an option award granted on October 8, 2019 with a grant date fair value of $251,721 and (ii) an option award granted on December 31, 2019 with a grant date fair value of $149,997. For Dr. Braunstein, such amount consists of a stock award granted on December 31, 2019 with a grant date fair value of $150,002. For Mr. Ezickson, such amount consists of a stock award granted on December 31, 2019 with a grant date fair value of $150,002. For Ms. Hagen, such amount consists of (i) an option award granted on June 13, 2019 with a grant date fair value of $312,300 and (ii) a stock award granted on December 31, 2019 with a grant date fair value of $150,002. For Mr. Pagán, such amount consists of (i) an option award granted on December 31, 2019 with a grant date fair value of $74,999 and (ii) a stock award granted on December 31, 2019 with a grant date fair value of $75,001. For Mr. Tarriff, such amount consists of (i) an option award granted on December 31, 2019 with a grant date fair value of $149,997. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions relating to our valuations of these restricted stock awards and stock options, please see Note 14 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 2, 2020. These amounts reflect our accounting expense for these restricted stock awards and stock options and do not correspond to the actual value that may be recognized by the directors. As of December 31, 2019:

●	Dr. Bowden held options to purchase 144,593 shares at a weighted average exercise price of $4.42 per share, of which no shares had vested.

●	Dr. Braunstein held options to purchase 176,700 shares at a weighted average exercise price of $2.19 per share, of which 151,700 shares had vested. In addition, Dr. Braunstein held 31,780 shares of restricted stock, of which no shares have had transfer and forfeiture restrictions lapse.

●	Mr. Ezickson held options to purchase 50,000 shares at a weighted average exercise price of $3.00 per share, of which 25,000 shares had vested. In addition, Mr. Ezickson held 71,887 shares of restricted stock, of which 40,107 shares have had transfer and forfeiture restrictions lapse.

●	Ms. Hagen held options to purchase 93,992 shares at a weighted average exercise price of $5.22 per share, of which no shares had vested. In addition, Ms. Hagen held 31,780 shares of restricted stock, of which no shares have had transfer and forfeiture restrictions lapse.

●	Mr. Pagán held options to purchase 138,631 shares at a weighted average exercise price of $2.80 per share, of which 88,350 shares had vested. In addition, Mr. Pagán held 35,943 shares of restricted stock, of which 20,053 shares have had transfer and forfeiture restrictions lapse.

●	Mr. Tarriff held options to purchase 267,262 shares at a weighted average exercise price of $3.91 per share, of which 216,700 shares had vested. In addition, Mr. Tarriff held 4,186 shares of restricted stock, of which 4,186 shares have had transfer and forfeiture restrictions lapse

(2)	Dr. Bowden was appointed to our Board effective October 8, 2019.

(3)	Mr. Cannon’s term on our Board expired on June 13, 2019.

(4)	Ms. Hagen was appointed to our Board effective June 13, 2019.
(5)	Mr. Pagán resigned as a director effective September 22, 2020.

Executive Officers

Executive officers are elected by and serve at the discretion of the Board. Set forth below is information regarding our current executive officers as of the date of this Consent Revocation Statement.

Name	Position(s)	Age
Laurence James Neil Cooper, M.D., Ph.D.	Chief Executive Officer and Director	56
Satyavrat Shukla	Chief Financial Officer	48
Robert Hadfield	Executive Vice President, General Counsel, Secretary and Chief Compliance Officer	43
Jill Buck	Executive Vice President, General Manager, Gene Therapy	46
Eleanor de Groot, Ph.D.	Executive Vice President, General Manager, Cell Therapy	51
Kevin G. Lafond	Sr. Vice President Finance, Chief Accounting Officer and Treasurer	65

Laurence James Neil Cooper, M.D., Ph.D. Dr. Cooper’s biography can be found under “Information About the Current Directors of the Company” above.

Satyavrat Shukla has served as our Chief Financial Officer since July 2019. Prior to joining us, Mr. Shukla served in leadership roles at Vertex Pharmaceuticals from July 2012 until July 2019, most recently as Vice President and Head of Corporate Finance, where he led Vertex’s long-range planning, annual budgeting and investor relations analytics processes. Prior to Vertex, Mr. Shukla was a Principal at Cornerstone Research, an economic and financial analysis firm, where he led large, multi-disciplinary teams providing consulting services spanning financial modeling, assessment of product lines and businesses, and evaluation of operating and financial strategy and performance for life science clients. Prior to Cornerstone, he worked for finance consulting firms LECG and Putnam and Hayes & Bartlett. Mr. Shukla earned a BA in Economics from Harvard University and an MBA in Finance and Strategy from Yale University. He also holds the Chartered Financial Analyst designation.

Robert Hadfield has served as our Executive Vice President, General Counsel, Secretary and Chief Compliance Officer since December 2018 and as our General Counsel and Secretary since April 2018. Previously, Mr. Hadfield was the General Counsel of Longwood Fund, a health care venture capital fund, from November 2017 until April 2018. Prior to Longwood Fund, Mr. Hadfield was the General Counsel of Flex Pharma, Inc. from April 2014 until November 2017. Mr. Hadfield was an attorney in the business department of Cooley LLP from August 2007 to August 2011 and then from April 2012 to April 2014. From August 2011 to April 2012, Mr. Hadfield served as the Corporate Counsel at Kiva Systems, Inc. prior to its acquisition by Amazon.com, Inc. Mr. Hadfield began his career as a financial analyst in the health care investment banking group of Cowen Inc. Mr. Hadfield holds a B.S. degree in Finance from Providence College and a J.D. from the Georgetown University Law Center.

Jill Buck has served as our Executive Vice President, General Manager Gene Therapy since January 2019 and served as our Senior Vice President of Clinical Operations from January 2017 to January 2019, and as our Vice President of Clinical Operations from September 2015 to January 2017. Previously, Ms. Buck served as Group Vice President of Global Clinical Operations at Synageva Biopharm Corp from January 2014 to September of 2015, and Vice President of Global Clinical Operations from June 2013 to January 2014 where she oversaw the teams responsible for the clinical trials resulting in US, EU and Japanese approvals of sebelipase alfa for LAL Deficiency. Prior to Synageva, Ms. Buck held roles of increasing responsibility in Clinical Operations at the Company, Averion International, Control Delivery Systems and The TIMI Study Group at Brigham and Women’s Hospital. Ms. Buck holds a BA degree in English and Communications from Boston College.

Eleanor de Groot, Ph.D. has served as our Executive Vice President, General Manager Cell Therapy since January 2019 and oversees our CAR-T and TCR-T cell therapy platform, including the collaboration with MD Anderson. She initially joined us in July 2015 as our Senior Vice President, Program Management and Business Development. Prior to joining us, Dr. de Groot was Vice President of Technical Operations and Project Planning and Management at Helsinn Therapeutics US, Inc. While at Helsinn and its predecessor companies, Sapphire Therapeutics and Rejuvenon Corporation, Dr. de Groot held multiple roles of increasing responsibility, leading technical operations, in particular chemistry, manufacturing, and controls (CMC) development for its drug candidates from preclinical through Phase III, from April 2002 to July 2015. Prior to Helsinn, Dr. de Groot was a staff engineer at Guilford Pharmaceuticals (now Eisai) and a process engineer at Shell Chemical Company. She earned Ph.D. and M.S. degrees in chemical engineering from Stanford University in 1995 and 1991, respectively, and a B.S. in chemical engineering from Massachusetts Institute of Technology (MIT) in 1990. Dr. de Groot received an M.B.A. degree from Rice University in 2014.

Kevin G. Lafond has served as our Sr. Vice President Finance, Chief Accounting Officer and Treasurer since June 2013 and is our principal accounting officer. Previously, Mr. Lafond served as our Corporate Controller since he joined us in February 2009 until June 2013. Prior to joining us, Mr. Lafond served as Controller of Helicos Biosciences Corporation, a public life sciences equipment manufacturer, from February 2007 to October 2008. Mr. Lafond holds a bachelor’s degree from Plymouth State University, master’s degrees in both accounting and taxation from Bentley University and is a Certified Public Accountant.

executive compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis explains our executive compensation philosophy and objectives, programs and practices, compensation setting process and the material elements of 2019 compensation of our named executive officers.

For 2019, our named executive officers were:

●	Dr. Laurence James Neil Cooper, our Chief Executive Officer;

●	Dr. David M. Mauney, our President until May 26, 2020;

●	Satyavrat Shukla, our Chief Financial Officer;

●	Robert Hadfield, our Executive Vice President, General Counsel, Secretary and Chief Compliance Officer; and

●	Kevin G. Lafond, our Senior Vice President — Finance, Chief Accounting Officer and Treasurer.

Executive Summary

Business Highlights

In 2019, we laid the groundwork to achieve success in each of our clinical programs, as well as created the infrastructure to support our growth and ultimately the manufacturing capacity for our clinical trials.

TCR Program

●	The U.S. Food and Drug Administration (“FDA”) cleared the investigational new drug (“IND”) application submitted by the National Cancer Institute (“NCI”) for a Phase II clinical trial evaluating autologous peripheral blood lymphocytes genetically modified with the Sleeping Beauty system to express T-cell receptors (“TCRs”) that recognize neoantigens expressed by the patients’ own solid tumor.

●	We entered into a patent license agreement with the NCI pursuant to which we now hold an exclusive, worldwide license to certain intellectual property to develop and commercialize patient-derived (autologous), peripheral blood T-cell therapy products engineered by transposon-mediated gene transfer to express TCRs reactive to “hotspot” mutations.

●	We entered into a research and development agreement with University of Texas M.D. Anderson Cancer Center (“MD Anderson”) pursuant to which the parties agreed to collaborate with respect to our Sleeping Beauty immunotherapy program, which uses non-viral gene transfer to stably express and clinically evaluate neoantigen-specific TCRs.

Controlled IL-12 Program

●	We presented encouraging clinical data for our Controlled IL-12 program for the treatment of recurrent glioblastoma multiforme (“rGBM”) at the 2019 Society for Neuro-Oncology annual meeting.
●	We commenced enrollment in our phase 2 clinical trial evaluating Controlled IL-12 in combination with Regeneron’s PD-1 antibody Libtayo® (cemiplimab-rwlc) for the treatment of rGBM in adults.

●	We completed enrollment of the third and final dose escalation cohort of a phase 1 clinical trial evaluating Controlled IL-12 in combination with Bristol-Myers Squibb Company’s PD-1 inhibitor OPDIVO® (nivolumab) for the treatment of rGBM in adults.

●	The FDA granted Fast Track Designation for our Controlled IL-12 program for the treatment of recurrent or progressive glioblastoma multiforme in adults.

CAR+ T Program

●	We closed our joint venture with TriArm Therapeutics Ltd, launching Eden BioCell, Ltd., which will lead clinical development and commercialization of autologous Sleeping Beauty-generated CD19-specific rapid personalized manufacturing (“RPM”) CAR+ T therapies in Greater China.

●	Our IND application for a phase 1 clinical trial in the United States infusing allogenic CD19-specific CAR+ T therapies manufactured using our RPM technology to produce and administer T cells in two days or less after gene transfer was cleared by the FDA.

Expanding Resources

●	We expanded the size of our Board and appointed Heidi Hagen and Christopher Bowden, M.D. as directors.

●	In July and September 2019, we raised $52.5 million, before deducting placement agent fees and other related expenses, in a private placement. In the transaction, existing investors exercised existing warrants with an exercise price of $3.01 per share and received new warrants that have an exercise price of $7.00 per share.

●	We expanded our team from 49 employees on December 31, 2018 to 70 employees on December 31, 2019, including several key hires such as Satyavrat Shukla, as our Chief Financial Officer, and Drew Deniger, Ph.D. to lead our TCR program in Houston.

Compensation Highlights

Key features of our executive compensation program include the following:

●	We tie pay to performance and emphasize “at risk” compensation. Our compensation committee structures a significant portion of our named executive officers’ target total direct compensation (consisting of base salary, an annual performance bonus opportunity and equity awards) to be variable, at risk and tied directly to our performance over the short- and long-term. The following chart shows the portion of the 2019 total direct compensation of our Chief Executive Officer and our other named executive officers that was “at-risk” in that its value is dependent upon our achievement of corporate objectives or stock price performance, consisting of annual performance bonus earned and the accounting value of equity awards granted, as reported in our “Summary Compensation Table”:

* Average excludes Satyavrat Shukla, who was hired in 2019.

●	The annual performance bonuses are tied to meeting key corporate objectives. Our annual performance bonus opportunities for our named executive officers are tied to our achievement of annual corporate objectives established each year. No bonuses are guaranteed.

●	We engage with our stockholders to understand their views on our executive compensation program and make changes where appropriate, as described in the section below entitled “Stockholder Engagement and Actions in Response to 2018 Advisory Vote on Named Executive Officer Compensation.”

●	Our severance payments are reasonable in amount, and we do not provide our named executive officers with any 280G tax gross ups in connection with a change in control.

●	We have adopted stock ownership guidelines. In April 2019, we adopted stock ownership guidelines, which ensure that our officers and directors will maintain a meaningful equity stake in our Company. These guidelines require our Chief Executive Officer to own equity interests in our Company with a value equal to 3x times his base salary, each other senior executive officer to own equity interests with a value equal to 1x time his respective base salary, and all non-employee members of our Board to own equity interests with a value equal to 3x times their respective director’s annual retainer, each as calculated under our policy.

●	Our compensation committee has retained an independent compensation consultant to provide assistance in the discharge of its responsibilities. For 2019, our compensation committee engaged Haigh which advised the compensation committee on market practices.

Stockholder Engagement and Actions in Response to 2018 Advisory Vote on Executive Compensation

At our 2019 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed in our 2019 proxy statement. The proposal was supported by approximately 91.7% of the total votes cast, a 42.3% increase over our 2018 “say on pay” vote. We believe this increase of support was, in part, the result of the stockholder outreach that we commenced and changes we made to our executive compensation program over the past two years. Following the 2018 “say on pay” advisory vote, members of our management, and in some cases members of our Board, actively engaged in a dialogue with several of our largest stockholders to gain a better understanding of their views regarding our executive compensation program as well as other governance matters. Specifically, we contacted approximately 20 of our largest stockholders, and in the first and second quarters of 2019, we held informative discussions with several of our top holders who expressed interest in speaking with us.

In response to the feedback and actions resulting from our advisory vote and stockholder outreach, our Board and compensation committee:

●	enhanced the disclosure regarding the performance metrics for our annual performance bonus plan.

●	implemented ownership guidelines pursuant to which, after a phase-in period, directors and officers will be required to maintain minimum holdings of stock options and/or our common stock.

●	implemented a more traditional leadership structure for our Board, with a Board chair rather than lead director Scott Tarriff, who had served as our lead director, was appointed as our chair in April 2019.

●	updated our corporate governance policies to reflect the importance we place on diversity. In particular, our policies now provide that any search firm retained to assist the corporate governance and nominating committee in seeking candidates for our Board will be instructed to seek to include diverse candidates in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise.

Our compensation committee generally evaluates our compensation practices at or near the end of each year and will continue to monitor and evaluate our executive compensation program throughout the year in light of our stockholders’ views, before making any appropriate adjustments during the 2020 year-end compensation review process. Our compensation committee expects to continue to consider the outcome of our “say on pay” votes and our stockholders’ views when making future compensation decisions for our named executive officers.

Overview of our Executive Compensation Program

Objectives, Philosophy and Elements of Compensation

We believe that our executive compensation programs should:

(i)	be tied to overall Company performance;

(ii)	reflect each executive’s level of responsibility, performance and contributions;

(iii)	include a significant equity component to ensure alignment of our executive’s interests with our stockholders; and

(iv)	provide competitive total compensation opportunities, consistent with our performance, that allow us to attract, retain and motivate talented employees, including our named executive officers.

We believe that by structuring the executive compensation program so that a significant portion of each of our named executive officers’ pay is at risk, including a meaningful equity-based component, we can best ensure our named executive officers are incentivized to maximize our performance and increase value for our stockholders. To this end, our program is comprised of three primary elements:

Compensation Element	Objective	Key Features
Base Salary (fixed cash)	To attract and retain executives.	Fixed compensation that is competitive with peer company data and that recognizes each executive’s position, role, responsibility and experience.

Annual Performance Bonus (at-risk cash)	To motivate and reward the achievement of our short-term strategic and business goals that support our longer term objectives.	Target annual performance bonus opportunities, which are expressed as a percentage of base salary, are reviewed annually.

Actual bonus payments are determined at the end of the year and are dependent upon the actual achievement of specific corporate performance objectives, determined by our compensation committee and our Board.

Equity Awards (at-risk equity)	Motivates and rewards for long-term company performance; aligns executives’ interests with stockholder interests and changes in stockholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.

Stock options and restricted stock awards that are subject to multi-year vesting based on continued service.

Individual awards are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, internal equity among executives and competitive market data provided by our compensation committee’s compensation consultant.

Other Significant Factors in Determining Executive Compensation

The biotechnology industry is characterized by a very long product development cycle, including a lengthy research and development period and a rigorous approval phase involving preclinical studies, clinical trials and governmental regulatory approval. As a result, many of the traditional commercial product metrics, such as product sales, revenues and profits are irrelevant for a development-stage biotechnology company like us. Instead, the specific performance factors our compensation committee considers when determining the compensation of our named executive officers include factors related to development progress, commercialization progress, and cash/expense management, which are typical pre-commercial drug development metrics:

●	key research and development achievements, including advances in our Controlled IL-12 and Cell Therapy platforms;
●	initiation and progress of clinical trials for our product candidates and continued development of our product candidate pipeline;

●	expansion of our research and development infrastructure;

●	achievement of scientific and regulatory milestones;

●	establishment and maintenance of key strategic relationships, collaborations and new business initiatives; and

●	achievement of extension of cash runway, including financings and other capital raising initiatives.

These performance factors are considered by our compensation committee in connection with our annual performance reviews described below and are a critical component in the determination of annual cash and equity incentive awards for our executives.

Role of our Compensation Committee, Management and Consultant

Compensation Committee

Our compensation committee is responsible for reviewing, evaluating, approving, administering and interpreting our executive compensation and benefits policies, programs and plans, including our equity compensation plans. In particular, with respect to the compensation of our named executive officers, our compensation committee is responsible for reviewing and recommending to the outside, independent and non-employee members of the Board the compensation levels and performance goals relevant to the compensation of these officers, and for evaluating the officers’ performance in light of those goals and objectives. The outside, independent and non-employee members of the Board approved the compensation committee’s recommendations for the 2019 compensation of our named executive officers.

Management

Our human resources, finance and legal departments work with our Chief Executive Officer to design and develop new executive compensation programs, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer group data comparisons and other briefing materials for consideration by the compensation committee and ultimately, to implement the decisions of the compensation committee.

The Chief Executive Officer recommends to the compensation committee for its discussion and ultimately, approval, proposed corporate performance and strategic goals and their relative weighting for the upcoming fiscal year, and provides input on the level of attainment of the prior year’s strategic goals, for purposes of determining awards under the annual performance bonus plan for all our executives, including the Chief Executive Officer. For executives other than the Chief Executive Officer, the compensation committee will consider the individual performance of the executives, as assessed by the Chief Executive Officer, and the compensation recommendations submitted to the compensation committee by the Chief Executive Officer. Our Chief Executive Officer and other members of management generally attend our compensation committee meetings for a portion of the meeting. No executive officer was present or voted in the compensation committee or the Board’s final determinations regarding the amount of any component of his own 2019 compensation package.

Consultant

The compensation committee engaged Haigh as an independent compensation consultant. Haigh was engaged by and reports directly to the compensation committee.

As part of its duties, Haigh provided the compensation committee with the following services:

●	completed a competitive analysis of our executive compensation program;

●	prepared a competitive analysis of the Board’s compensation program, including observations and recommendations;

●	reviewed and updated our peer group for use in determining executive compensation.

During 2019, the compensation committee conducted a performance and independence assessment of Haigh with respect to Haigh’s role in recommending or determining the amount and form of executive compensation during the fiscal year ended December 31, 2019. Other than providing limited advice to our management and our compensation committee regarding competitive salary data, Haigh did not provide any other services to us in 2019. The compensation committee also considered that the individual representative of Haigh who works directly with the compensation committee has no other business relationships with the Board, management or the Company, Haigh’s own policies on ethics, stock ownership and conflicts of interest, and the total revenue that Haigh received from us in 2019 and how this amount compared to Haigh’s 2019 total gross revenues. As a result, the compensation committee concluded that Haigh’s services to the compensation committee during 2019 did not raise any conflict of interest.

Peer Group, Survey Sources and Market Data

Peer Group

In November 2018, in consultation with Haigh, the compensation committee evaluated the list of companies that should be included in the peer group used as a reference point in determining 2019 compensation, which we refer to as the 2018 peer group. The selected 2018 peer group companies were chosen based upon the following selection criteria:

●	companies focused on oncology drug development but without commercial products;

●	companies with 20 to 100 employees;

●	companies with market values between $200 million to $1 billion;

●	companies with R&D expense between $30 million and $100 million annually; and

●	companies located in Massachusetts, which is viewed as our talent market, with 13 of the 19 peer group companies located in New England.

The compensation committee determined that the foregoing selection criteria were relevant for selecting the 2018 peer group because at such time we had approximately 46 employees, a market value of approximately $384.0 million and an R&D trailing expense of approximately $40.0 million. The following 19 companies were approved by the compensation committee as the 2018 peer group for purposes of determining the January 2019 equity grants and in setting 2019 base salary and bonus target levels:

Achillion Pharmaceuticals, Inc.	Concert Pharmaceuticals, Inc.	Idera Pharmaceuticals, Inc.
Ardelyx Inc.	CytomX Therapeutics, Inc.	Progenics Pharmaceuticals Inc.
ArQule Inc.	Dicerna Pharmaceuticals Inc.	Ra Pharmaceuticals, Inc.
Albireo Pharma Inc.	Editas Medicine, Inc.	Selecta Biosciences, Inc.
Biocryst Pharmaceuticals, Inc.	Epizyme, Inc.	Syros Pharmaceuticals, Inc.
Cara Therapeutics Inc.	Geron Corporation	Verastem, Inc.
Calithera Biosciences, Inc.

In November 2019, in consultation with Haigh, the compensation committee evaluated the list of companies that should be included in the peer group used as a reference point in making 2020 executive compensation decisions, which we refer to as the 2019 peer group. The selected 2019 peer group companies were chosen based upon the following selection criteria:

●	U.S. public life science companies with clinical pipeline but not fully commercial;

●	companies with 20 to 100 employees;

●	companies with market values between $500 million to $2 billion; and

●	companies with R&D expense between $30 million and $100 million annually.

The compensation committee determined that the foregoing selection criteria were relevant for selecting the 2019 peer group because at such time we had approximately 65 employees, a market value of approximately $771.9 million and an R&D trailing expense of approximately $35.9 million. The following 19 companies were approved by the compensation committee as the 2019 peer group used for purposes of setting 2020 base salary and bonus target levels for our executives:

AnaptysBio, Inc. ArQule Inc. Arvinas, Inc. Calithera Biosciences, Inc. Cara Therapeutics, Inc. ChemoCentryx Inc. Concert Pharmaceuticals, Inc.	CytomX Therapeutics, Inc. Deciphera Pharmaceuticals, Inc. Dicerna Pharmaceuticals, Inc. Editas Medicine, Inc. Epizyme, Inc. Fate Therapeutics Inc.	G1 Therapeutics Inc. Geron Corp. Kura Oncology, Inc. Magenta Therapeutics, Inc. Syros Pharmaceuticals, Inc. TG Therapeutics, Inc.

Other Survey Sources

In making its 2019 executive compensation decisions, the compensation committee also reviewed drug development survey data as a supplement to peer data.

2019 Compensation Decisions

Overview

As a general approach, the compensation committee reviews each component and the total compensation for each named executive officer to ensure their compensation is in line with the peer group and/or survey market data. The compensation committee does not target a specific percentile and references market data as context.

Base Salary

Our compensation committee generally reviews base salaries in the fourth quarter of the preceding fiscal year with adjusted salaries becoming effective January 1 of the following fiscal year. In addition to considering the peer group and/or other survey market data, the compensation committee also considers, among other factors, our performance, stock price appreciation, individual performance, experience, and breadth of each position’s role. When determining Drs. Cooper and Mauney’s 2019 base salaries, the compensation committee considered 2018 performance, that Dr. Cooper’s base salary had not increased since he joined the Company in 2015 and that Dr. Mauney had been recently promoted to President earlier in the year. These factors played a role in the compensation committee’s determination to increase Drs. Cooper’s and Mauney’s salaries by 14.6% and 10.0%, respectively. The compensation committee determined to increase the base salaries of Messrs. Hadfield and Lafond by 5.7% and 2.4%, respectively, to position their salaries near the middle of market data.

Named Executive Officer	2018 Base Salary ($)		2019 Base Salary ($)		Percentage Increase from 2018
Laurence James Neil Cooper	500,000		573,000		14.6
David M. Mauney(1)	400,000		440,000		10.0
Satyavrat Shukla	—		390,000	(2)	—
Robert Hadfield	350,000	(3)	370,000		5.7
Kevin G. Lafond	283,250		290,000		2.4

(1)	Dr. Mauney’s employment with us as our President terminated effective May 26, 2020.
(2)	Represents Mr. Shukla’s annual base salary rate for 2019. Mr. Shukla’s actual 2019 base salary was pro-rated based on his July 22, 2019 hire date.
(3)	Represents Mr. Hadfield’s annual base salary rate for 2018. Mr. Hadfield’s actual 2018 base salary was pro-rated based on his April 9, 2018 hire date.

Annual Incentive Compensation.

An important component of our total compensation program is the annual cash incentive, which is based on the achievement of annual company performance objectives and individual executive performance. Our compensation committee recognizes the important role that variable cash compensation plays in attracting and retaining executives, as well as focusing executives (and all other employees) on the achievement of key annual financial, research, clinical, business development and individual goals.

The compensation committee generally places a significant amount of our named executive officer’s target cash compensation at risk and tied to achievement of our performance goals. This also serves as an important incentive and retention purpose in the highly competitive Greater Boston/Cambridge, Massachusetts area and national and international biopharmaceutical and biotechnology employment marketplace within which we compete for top executive talent. The 2019 target bonus amounts for Dr. Cooper is specified in his employment agreement with the Company and is the same percentage of his salary as it was in 2018. The compensation committee increased Dr. Mauney’s target bonus percentage from 40% to 45% as a result of his promotion to President and increased Mr. Hadfield’s target bonus percentage from 30% to 40% as a result of Mr. Hadfield’s increased responsibility within the Company and in order to align Mr. Hadfield’s target bonus percentage with other executives within the Company. The 2019 target bonus amounts for Mr. Lafond remained unchanged from 2018 levels as a percentage of base salary as the compensation committee determined that such levels continued to provide adequate performance incentives and were competitive and reflective of his level of responsibility for attaining our corporate performance objectives.

2019 Annual Performance Objectives

In the first quarter of each year, the compensation committee, in consultation with management, establishes Company goals that are used to assess management’s performance during the year. The Company goals are directed toward the advancement of our Controlled IL-12 and Cell Therapy platforms and other corporate or business development activities and financial objectives. Our Board had the discretion under the 2019 annual cash incentive program to adjust upward or downward any cash incentive award and/or the bonus pool as it deemed appropriate, including for qualitative factors such as degree of success, timing of achievement, and developments and achievements not contemplated at the time the performance goals were established.

The table below describes the objectives established for 2019, along with the compensation committee’s and Board’s assessment of our achievement of these objectives:

Program	Objectives	Board’s Assessment
Controlled IL-12 Platform

●  Generate key rGBM clinical data to strengthen the position of the asset, including as a monotherapy and in combination with immune checkpoint inhibitors

●  Progress our manufacturing capabilities to prepare for later stage clinical trials

The Board determined almost all of the goals supporting our Controlled IL-12 objectives had been achieved, which included:

●  Achieving the enrollment goals within the pre-specified timelines for the clinical trials of our Controlled IL-12 platform as both a monotherapy and in combination with PD-1 antibodies OPDIVO® (nivolumab) and Libtayo® (cemiplimab-rwlc)

●  Advancing our manufacturing capabilities, as determined by the established objective goals, in order to support the timeline for the Controlled IL-12 Program

Cell Therapy Platform

●  Advance our CAR+ T program to establish feasibility of manufacturing approach and clinical treatment

●  Advance clinical TCR+ T programs to enable treatment of patients at the NCI and MD Anderson

●  Improve our infrastructure to enable us to become leader in cell therapy

The Board determined that we had achieved several of the objectives established for our Cell Therapy program, which included:

●  Establishing the infrastructure to independently advance our TCR program and becoming a leader in the TCR field

●  In-licensing core TCR technology from the NCI

●  Supporting our joint venture, Eden BioCell, so that it could begin development of an autologous CAR+ T program

The Board concluded that our clinical trial enrollment goals for TCR and CAR+ T were not achieved but that the advancements in each of the programs were impressive in other areas:

●  MD Anderson had filed IND application, cleared by the FDA, for our allogeneic CAR+T study

● The NCI’s IND had been cleared for its Phase 2 clinical trial utilizing our Sleeping Beauty technology

Program	Objectives	Board’s Assessment

Additional Objectives	● Maintain a specified cash position and execute on business development objectives	The Board determined we had achieved our finance goal by closing the warrant exercise transactions completed during the third quarter. We also signed our research and development agreement with MD Anderson that will support our TCR program.

In light of the accomplishments described above and our overall progress throughout the year, the Board determined that 90% of the corporate objectives had been achieved and that a payout level of 90% of the targeted cash bonus was appropriate for Dr. Cooper.

Under our 2019 annual cash incentive program, 20% of the target bonus for Dr. Mauney and Messrs. Shukla and Hadfield were allocated to the individual objectives established for the executive. Mr. Lafond was no longer a member of the executive leadership team following Mr. Shukla’s joining the Company and, therefore, 80% of Mr. Lafond’s target bonus was allocated to his individual objectives. The following table includes the individual objectives established for each executive officer.

Name	Individual Objectives
David M. Mauney	Objectives relating to financial planning, maintaining balance sheet security, investor relations, buy and sell side outreach, business development activities and recruiting

Satyavrat Shukla	Objectives relating to strengthening our financial processes, including the annual budget, expanding outreach to Wall Street analysts, leading our long-term financial planning and serving as a member of our leadership team

Robert Hadfield	Objectives relating to supporting business development and licensing initiatives, overseeing our intellectual property, leading certain efforts relating to our public reporting obligations and participating as a member of our leadership team

Kevin G. Lafond	Objectives relating to the Company’s annual filings and compliance requirements and policies

The Board determined that each executive achieved 100% of his individual goals. When factoring in the Board’s determination that we had achieved 90% of the corporate goals, the resulting payout awarded to Dr. Mauney and Messrs. Shukla and Hadfield was 92% of targeted cash bonus, and the resulting payout awarded to Mr. Lafond was 98% of targeted cash bonus. Mr. Shukla’s bonus payout was adjusted as a result of his partial year of employment with us.

The target short-term incentive compensation amounts for 2019, expressed as a percentage of 2019 base salaries, for each of our named executive officers, are set forth in the following table. In addition, the compensation committee recommended, and the Board approved the following cash bonuses for 2019 performance:

	2019 Target Bonus		2019 Actual Bonus
Name	Percentage of Base Salary	Amount ($)	Percentage of Base Salary	Amount ($)	Percentage of Target Bonus Paid Out
Laurence James Neil Cooper	200.0	1,146,000	180.0	1,031,400	90.0
David M. Mauney(1)	45.0	198,000	41.4	182,160	92.0
Satyavrat Shukla	40.0	156,000	25.6	100,000	64.1
Robert Hadfield	40.0	148,000	36.8	136,160	92.0
Kevin G. Lafond	35.0	101,500	34.3	99,470	98.0

(1)	Dr. Mauney’s employment with us as our President terminated effective May 26, 2020.

Long-Term Incentive Compensation

We award equity incentives in order to directly link the interests of our named executive officers with those of our stockholders and create incentives for them to maximize the long-term value of our stock. In determining the aggregate size of equity grants, the compensation committee may consider, in any given year, the peer group or survey data and one or more other factors, including the internal pay equity among our named executive officers other than our Chief Executive Officer, and ensuring that the Chief Executive Officer’s award appropriately reflects the importance of his responsibilities for our success.

Historically, we have granted equity in December for all employees, including our named executive officers. In December 2018, we elected to adjust our practices to begin granting equity to named executive officers in January instead of December of the prior year. Accordingly, none of our executives received annual equity grants during 2018, but instead received such grants in January 2019. The Board believes that granting equity in January is a more customary approach and will provide the Board with additional time to evaluate market practices, the performance of the named executive officers and the requirements of our business.

For the past several years, we have granted our executive officers restricted stock because it was less dilutive to our stockholders than stock options, as fewer shares of our common stock are granted to achieve an equivalent value relative to stock options. In January 2019, the Board elected to grant a mix of restricted stock awards and stock options, with the intended mix roughly 50% in options and 50% in restricted stock to provide both an immediate retention incentive and to reward stock price growth through options. The compensation committee determined this mix of options and restricted stock provided the appropriate balance to retain and incentivize our named executive officers and align the named executive officers’ interests with those of our stockholders. The Board believes this practice is more in line with our peers and, while it will likely increase the dilution to our stockholders, provides greater alignment between our executives and stockholders because our executives will only realize value with respect to the stock options if the value of our shares increases after the date of grant and the executive remains with us over the multi-year vesting period. The grant date values for the stock options and restricted stock are not equivalent as a result of changes in our stock price and accounting assumptions required to report such values under SEC rules.

In January 2019, after referencing the 2018 peer group data, the compensation committee granted the following equity awards that it believed to be competitive with the peer group and continue to align our executives’ interests with those of our stockholders in order to motivate their performance to increase our share value:

Name	Restricted Stock	Stock Options	Total Equity Value(1)
Laurence James Neil Cooper	337,266	531,813	$1,618,183
David M. Mauney(2)	159,010	250,733	$762,921
Robert Hadfield	117,572	185,391	$564,103
Kevin G. Lafond	37,122	58,536	$178,110

(1)	Amounts reflect the grant date fair values, as calculated in accordance with ASC Topic 718.
(2)	Dr. Mauney’s employment with us as our President terminated effective May 26, 2020. He provided limited consulting services to the Company through July 2020. As a result, Dr. Mauney only received a pro-rata portion of his restricted stock award and forfeited 125,336 shares that remained unvested under his option award granted in 2019 and forfeited 75,948 shares that remained unvested under his restricted stock award granted in 2019. The terms of Dr. Mauney’s separation are further described below under the section entitled “Employment Arrangements and Potential Payments Upon Termination or Change in Control.”

Upon Mr. Shukla joining the Company in July 2019, Mr. Lafond ceased to be a member of our leadership team and, consistent with our historical practice for non-executive officers, Mr. Lafond received his 2020 equity incentive award, reflected below, in December 2019 rather than in January 2020 when our executive officers received their 2020 equity incentive awards. As a result of Mr. Lafond’s status change from executive officer to non-executive officer during 2019 and the difference in grant timing for our executive and non-executive equity awards, the Summary Compensation Table reflects equity awards for both 2019 and 2020 for Mr. Lafond.

Name	Stock Options	Total Equity Value(1)
Kevin G. Lafond	48,000	$144,533

(1)	Amounts reflect the grant date fair values, as calculated in accordance with ASC Topic 718.

Each of the restricted stock and stock options described above that were granted to our named executive officers vest in three equal annual installments and the stock options vest quarterly in equal installments over three years. Vesting of all awards is subject to continued service. These vesting schedules are designed to promote retention and encourage executives to consider the long-term stock price effects of their decisions.

Our practice is to grant new employees stock options, rather than restricted stock, that vest over four years. As part of our negotiations with Mr. Shukla, and as an inducement to have him join the Company in July 2019, we granted him a stock option to purchase 400,000 shares of our common stock.

Stock Ownership Guidelines

In April 2019, we adopted stock ownership guidelines to help ensure that our senior executive officers and the non-employee members of our Board each maintain an equity stake in the Company, and by doing so, appropriately link their interests with those of our other stockholders. These guidelines require our Chief Executive Officer to own equity interests in the Company with a value equal to 3 times his base salary, each other senior executive officer to own equity interests with a value equal to 1 times his or her respective base salary, and all non-employee members of our Board to own equity interests with a value equal to 3 times their respective annual retainer, each as calculated under our policy. Compliance is assessed annually, and executive officers and directors have an initial compliance period (ranging from three to five years, depending on how long they have been in such capacity with the Company at the time the guidelines are effective) from the date on which they become subject to the guidelines.

As of December 31, 2019, each of our named executive officers were in compliance with the ownership guidelines due to the compliance period, with Dr. Cooper having beneficial ownership, as determined under the ownership guidelines, of our equity with a value equal to 12.0 times his 2019 annual base salary, based on our stock price as of December 31, 2019.

We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, pledging transactions, hedging transactions or other inherently speculative transactions with respect to our stock. Any violation of the policies may result in disciplinary action, including dismissal for cause.

Severance and Change in Control Benefits

We have agreements with each of our named executive officers providing them with severance benefits, including double trigger cash and equity severance for termination in connection with a change-in-control, as further described in “Employment and Change in Control Agreements” below. The amounts and terms and conditions of these severance rights reflect the negotiations between each of our named executive officers and us at the time these documents were entered into, the benefits provided by our peer companies to similarly situated executives at the time they were negotiated, as well as our desire for internal pay equity among our executive officers. We believe that these existing arrangements are consistent with market practices and are critical to attracting and retaining high quality executives. We also believe the involuntary termination benefits allow our executives to focus on normal business operations rather than worrying about how business decisions that may be in our best interest will impact their own financial security. We do not provide golden parachute excise tax gross ups.

401(k) Plan

Our employees, including our named executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”). Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation, up to a statutory limit, which for most employees was $19,000 in 2019, with an additional “catch up” contribution of up to $6,000 permitted for employees age 50 and older, to the 401(k) plan. Employee contributions are held and invested by the 401(k) plan’s trustee. In 2019, we matched employee contributions at a rate of 100% up to 4% of an employee’s base salary contributed to the plan. We believe that this benefit is consistent with the practices of our peer companies, and therefore helps us to recruit and retain key talent at a minimal cost to us.

Other Benefits and Perquisites

We provide medical insurance, dental insurance, life insurance and disability insurance benefits to our U.S. employees, including our named executive officers based in the United States. These benefits are available to all employees on the same terms and conditions and are subject to applicable laws.

Our executive officers generally do not receive any perquisites, except for limited perquisites provided on a case by case basis. In considering potential perquisites, the compensation committee reviews our cost of such benefits, as compared to the perceived value we receive. We provided Dr. Cooper certain transportation perquisites and both Drs. Cooper and Mauney received housing perquisites under the terms of their employment agreements. We viewed the overall cost of these benefits to be reasonable in light of the benefit of continuing to retain the services of Drs. Cooper and Mauney and focus their efforts on attaining our performance objectives.

We do not sponsor any defined benefit pension plan or nonqualified deferred compensation plan or arrangement for our employees.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.

Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.

Compensation paid to each of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the compensation committee, no assurance can be given that any compensation paid by us will be eligible for such transition relief and be deductible by us in the future. Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of us and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.

Accounting Considerations

We account for equity compensation paid to our employees under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense over the period the bonus is earned. The accounting impact of our compensation programs are one of many factors that the compensation committee considers in determining the structure and size of our executive compensation programs.

Compensation Recovery Policy

As a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. We have considered, and are aware that some companies have voluntarily adopted clawback policies to attempt to recover cash bonus payments to executive officers if performance objectives that led to the determination of such payments are restated or found not to have been met to the extent the compensation committee originally believed. We have not currently adopted such a policy but we will comply with the requirements of the Dodd-Frank Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Risk Analysis of Our Compensation Program

Our compensation committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. As part of its assessment, the compensation committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial, operational and other performance targets, our bonus structure of payouts at multiple levels of performance, and the nature of our key performance metrics.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis portion contained in this Consent Solicitation Revocation Statement. Based on this review and discussion, the compensation committee has recommended to the Board, and the Board has agreed, that the section titled “Compensation Discussion and Analysis” as it appears above be included in this Consent Solicitation Revocation Statement.

COMPENSATION COMMITTEE

Scott Tarriff, Chair
Scott Braunstein, M.D.
Heidi Hagen

This report is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Tables

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)

Laurence James Neil Cooper, M.D., Ph.D.	2019	573,000	1,031,400		755,476	862,707	94,991	(2)	3,317,574
Chief Executive Officer	2018	500,000	1,000,000	(3)	—	—	89,239		1,589,239
	2017	500,000	875,000		1,140,720	—	78,524		2,894,244
David M. Mauney, M.D.(9)	2019	440,000	182,160		356,182	406,739	63,850	(4)	1,448,931
Former President	2018	400,000	197,000		—	—	11,756		608,756
	2017	103,077	36,158		—	2,156,550	2,189		2,297,974
Satyavrat Shukla(5)
Chief Financial Officer	2019	174,500	100,000		—	1,545,520	2,198	(6)	1,822,218
Robert Hadfield	2019	370,000	136,160		263,361	300,741	11,560	(7)	1,081,822
Executive Vice President,	2018	254,647	113,000		—	459,390	9,054		836,091
General Counsel and Secretary
Kevin G. Lafond	2019	290,000	99,470		83,153	239,490	13,101	(8)	843,123
Sr. Vice President – Finance, Chief	2018	283,250	104,138		—	—	11,610		398,998
Accounting Officer and Treasurer	2017	275,000	84,219		219,420	—	2,585		581,224

(1)	These amounts have been calculated in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions relating to our valuations of these restricted stock awards and stock options, please see Note 14 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020. These amounts reflect our accounting expense for these restricted stock awards and stock options and do not correspond to the actual value that may be recognized by our named executive officers.

(2)	Of such amount, (i) $1,548 represents the dollar value of group term life insurance premiums we paid for the benefit of Dr. Cooper during 2019, (ii) $82,243 represents taxable perquisites, including $75,580 for housing expenses and $6,663 for commuting expenses, and (iii) $11,200 represents the amount we contributed to Dr. Cooper’s 401(k) plan account pursuant to our matching program.

(3)	Dr. Cooper offered to receive his 2018 annual incentive bonus in shares of our Common Stock with a trading value equal to the $1,000,000 cash bonus, rounded down to the nearest whole share. The Board accepted Dr. Cooper’s offer and Dr. Cooper was issued 446,428 shares of Common Stock in January 2019. The number of shares underlying the award were calculated based on Dr. Cooper’s cash bonus award and divided by the most recent closing price of our Common Stock prior to the day the shares were issued.

(4)	Of such amount, (i) $828 represents the dollar value of group term life insurance premiums we paid for the benefit of Dr. Mauney during 2019, (ii) $51,823 represents taxable perquisites for housing expenses, and (ii) $11,200 represents the amount we contributed to Dr. Mauney’s 401(k) plan account pursuant to our matching program.

(5)	Mr. Shukla joined us as Chief Financial Officer in July 2019.

(6)	Of such amount, (i) $248 represents the dollar value of group term life insurance premiums we paid for the benefit of Mr. Shukla during 2019 and (ii) $1,950 represents the amount we contributed to Mr. Shukla’s 401(k) plan account pursuant to our matching program.

(7)	Of such amount, (i) $360 represents the dollar value of group term life insurance premiums we paid for the benefit of Mr. Hadfield during 2019 and (ii) $11,200 represents the amount we contributed to Mr. Hadfield’s 401(k) plan account pursuant to our matching program.

(8)	Of such amount, (i) $1,901 represents the dollar value of group term life insurance premiums we paid for the benefit of Mr. Lafond during 2019 and (ii) $11,200 represents the amount we contributed to Mr. Lafond’s 401(k) plan account pursuant to our matching program.

(9)	Dr. Mauney’s employment with us as our President terminated effective May 26, 2020.

Grants of Plan-Based Awards for Fiscal 2019

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2019 to our named executive officers. The equity awards granted in 2019 identified in the table below are also reported in the table titled “Outstanding Equity Awards at 2019 Fiscal Year-End”.

		Estimated Future Payouts Under Non-Equity Incentive Plan Award(s)(1)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Underlying Options (#)	Awards ($/Sh)	Awards ($)(2)
Laurence James Neil Cooper, M.D., Ph.D		—	1,146,000	—				—
	1/6/19				337,266			755,476
	1/6/19					531,813	2.24	862,707
David M. Mauney, M.D.(3)		—	198,000	—				—
	1/6/19				159,010			356,182
	1/6/19					250,733	2.24	406,739
Satyavrat Shukla			156,000					—
	7/22/19	—	—	—	—	400,000	5.60	1,545,520
Robert Hadfield		—	148,000	—				—
	1/6/19				117,572			263,361
	1/6/19					185,391	2.24	300,741
Kevin G. Lafond		—	101,500	—		—	—	—
	1/6/19				37,122			83,153
	1/6/19					58,536	2.24	94,957
	12/31/19					48,000	4.72	144,533

(1)	Reflects performance-based cash bonuses that our named executive officers were eligible to earn in 2019 if certain performance metrics were achieved whether pursuant to an employment agreement with us or otherwise. See “Employment Arrangements and Potential Payments Upon Termination or Change in Control” for a description of our performance-based compensation arrangements with our named executive officers. For amounts actually earned and paid for 2019 performance, see the Bonus column of the Summary Compensation Table above.

(2)	The amounts shown represent compensation expense recognized for financial statement purposes under ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions relating to our valuations of restricted stock awards and option awards, see Note 14 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 2, 2020. These amounts reflect our accounting expense for these restricted stock awards and do not correspond to the actual value that may be recognized by our named executive officers.

(3)	Dr. Mauney’s employment with us as our President terminated effective May 26, 2020. He provided limited consulting services to us through July 2020. As a result, Dr. Mauney forfeited 125,336 shares that remained unvested under his option award granted in 2019 and forfeited 75,948 shares that remained unvested under his restricted stock award granted in 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth information regarding option awards and restricted stock awards held as of December 31, 2019 by our named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise	Option	Shares or Units of Stock That Have Not Vested
Name	Exercisable (#)	Unexercisable (#)		Price ($)(1)	Expiration Date	Number (#)		Market Value ($)(2)
Laurence James Neil Cooper, M.D., Ph.D.	—	—		—	—	116,000	(3)	547,520
	—	—		—	—	224,844	(4)	1,061,263
	132,629	354,542	(5)	2.24	1/6/29
David M. Mauney, M.D.(6)	333,333	166,667	(7)	6.19	9/28/27	—		—
	83,578	167,155	(8)	2.24	1/6/29
						106,007	(9)	500,353
Satyavrat Shukla		400,000	(10)	5.60	7/22/29
Robert Hadfield	50,000	100,000	(11)	4.32	4/25/28
	61,797	123,594	(12)	2.24	1/6/29
						78,381	(13)
Kevin G. Lafond	25,000	—		4.77	12/31/20	—		—
	20,000	—		4.16	12/31/22	—		—
	55,000	—		2.30	6/27/23	—		—
	35,000	—		4.34	12/31/23	—		—
	75,000	—		5.07	12/31/24	—		—
	19,512	39,024	(14)	2.24	1/6/29
	0	48,000	(15)	4.72	12/31/29
	—	—		—	—	17,667	(16)	83,388
	—	—		—	—	24,748	(17)	116,811

(1)	Each stock option was granted with an exercise price equal to the fair market value of our Common Stock on the grant date.

(2)	Market values are calculated based on the closing market price of our Common Stock as reported on the Nasdaq Capital Market on December 31, 2019, which was $4.72 per share.

(3)	Such shares are subject to transfer and forfeiture restrictions that lapse with respect to 116,000 shares on December 29, 2020.

(4)	Such shares are subject to transfer and forfeiture restrictions that lapse with respect to 112,422 shares on each of December 31, 2020 and December 31, 2021.

(5)	Vests with respect to 177,271 shares on each of December 31, 2020 and December 31, 2021.

(6)	Dr. Mauney’s employment with us as our President terminated effective May 26, 2020. He provided limited consulting services to us through July 2020. As a result of Dr. Mauney’s cessation of services, his unvested stock options were forfeited and the termination date of all of his stock options that were outstanding and vested was shortened to July 2021. A portion of the restricted stock held by Dr. Mauney that represented a pro-rata portion of his restricted stock vesting in 2020 (based on the days Dr. Mauney was expected to provide services to the Company in 2020) accelerated and the remaining portion was forfeited. The terms of Dr. Mauney’s separation are further described below under the section entitled “Employment Arrangements and Potential Payments Upon Termination or Change in Control.”

(7)	Vests with respect to 166,667 shares on September 28, 2020.

(8)	Vests with respect to 83,577 shares on December 31, 2020 and with respect to 83,578 shares on December 31, 2021.

(9)	Such shares are subject to transfer and forfeiture restrictions that lapse with respect to 53,004 shares on December 31, 2020 and with respect to 53,003 shares on December 31, 2021.

(10)	Vests with respect to 133,333 shares on July 22, 2020, with respect to 133,334 shares on July 22, 2021 and with respect to 133,333 shares on July 22, 2022.

(11)	Vests with respect to 50,000 shares on each of April 25, 2020 and April 25, 2021.

(12)	Vests with respect to 61,797 shares on each of December 31, 2020 and December 31, 2021.

(13)	Such shares are subject to transfer and forfeiture restrictions that lapse with respect to 39,190 shares on December 31, 2020 and with respect to 39,191 shares on December 31, 2021.

(14)	Vests with respect to 19,512 shares on each of December 31, 2020 and December 31, 2021.

(15)	Vests with respect to 16,000 shares on each of December 31, 2020, December 31, 2021 and December 31, 2022.

(16)	Such shares are subject to transfer and forfeiture restrictions that lapse with respect to 17,667 shares on December 29, 2020.

(17)	Such shares are subject to transfer and forfeiture restrictions that lapse with respect to 12,374 shares on each of December 31, 2020, and on December 31, 2021.

Option Exercises and Stock Awards Vested during Fiscal 2019

The following table provides certain information regarding option awards that were exercised and restricted stock that vested during the fiscal year ended December 31, 2019 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Laurence James Neil Cooper, M.D., Ph.D.	44,642	129,908	299,172	1,466,924
David M. Mauney, M.D.			53,003	250,174
Satyavrat Shukla	—	—	—	—
Robert Hadfield			39,191	184,982
Kevin G. Lafond	11,667	29,168	43,140	212,134

(1)	Value realized is calculated by multiplying (i) the number of shares of Common Stock for which the stock options were exercised by (ii) the difference between the exercise price and the closing price of our Common Stock as reported on the Nasdaq Capital Market on the date of exercise. These amounts may not correspond to the actual value that may be recognized by the officers.

(2)	Value realized is calculated by multiplying the number of shares vested on the applicable date during 2019 by the closing market price of our Common Stock as reported on the Nasdaq Capital Market on such date. These amounts do not correspond to the actual value that may be recognized by our named executive officers.

EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have the following employment agreements in place with our named executive officers.

Employment Agreement with Laurence James Neil Cooper, M.D., Ph.D.

Dr. Cooper has served as our Chief Executive Officer since May 5, 2015, the date of his written employment agreement. Dr. Cooper has an at-will employment relationship with us.

Base Salary. In 2019, Dr. Cooper received a base salary of $573,000. Under his employment agreement, his base salary is subject to review by the Board or the compensation committee at least annually.

Annual Performance Bonus. Under his employment agreement, Dr. Cooper is eligible to receive an annual bonus based on his performance as determined by the Board or the compensation committee. The target amount of the annual performance bonus is 200% of his base salary, with the actual amount to be received determined by the Board or the compensation committee. Dr. Cooper is also eligible to receive an additional annual discretionary bonus in such amount as may be determined by the Board.

Equity Incentive Grants. Dr. Cooper is eligible under his employment agreement to receive equity awards as determined by the Board in its discretion from time to time. Under certain circumstances, the vesting of Dr. Cooper’s equity awards may be accelerated in the event of a change in control or if Dr. Cooper’s employment with us is terminated. See “Severance Provisions” and “Potential Payments Upon Termination or Change in Control” below for further discussion on Dr. Cooper’s severance benefits.

Expense Reimbursement. Under his employment agreement, Dr. Cooper is eligible for reimbursement of normal, usual and necessary expenses incurred by him in furtherance of our business and affairs, including reasonable travel and entertainment expenses and the ordinary and necessary expenses incurred in connection with his commute.

Severance Provisions. If (i) we terminate Dr. Cooper for a reason other than death, disability or “Cause” (as that term is defined in his employment agreement), or (ii) Dr. Cooper resigns for “Good Reason” (as that term is defined in his employment agreement), Dr. Cooper will be entitled to receive continuing payments of his then-current base salary for a period of twelve months, plus a portion of the target amount of his annual performance bonus for the calendar year in which such termination occurs (which portion will be determined pro rata based on the number of days in such calendar year during which we employed Dr. Cooper), plus payment of our portion of the contributions for medical and dental insurance coverage for twelve months, subject to Dr. Cooper’s execution and delivery of a general release in favor of the Company. In this situation, Dr. Cooper’s stock options that have vested as of the date of termination shall remain exercisable for a period of 90 days, and the unvested stock options and unvested awards of restricted stock awarded to Dr. Cooper in 2016 and 2017 shall be deemed to have expired as of the date of termination. In the case of either (i) a termination by us for a reason other than death, disability or “Cause,” or (ii) a resignation for “Good Reason,” in each case that occurs within 90 days prior to and in connection with a “Change in Control” (as that term is defined in his employment agreement), or within 18 months after the occurrence of a “Change in Control,” all unvested stock options and unvested awards of restricted stock held by Dr. Cooper at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date, and in lieu of the pro-rata bonus described above, Dr. Cooper will be entitled to full target amount of his annual performance bonus for the calendar year in which such termination occurs.

Non-competition and Non-solicitation. Dr. Cooper has entered into an Invention, Non-Disclosure and Non-Competition Agreement, which provides that he will not compete with us or solicit our clients or customers for a year after the termination or cessation of his employment with us, and further provides that he will not solicit our employees for one year after the termination or cessation of his employment with us.

Employment Agreement with Satyavrat Shukla

Mr. Shukla has served as our Chief Financial Officer since July 2019 pursuant to an employment agreement with Mr. Shukla entered into in June 2019. Mr. Shukla has an at-will employment relationship with us.

Base Salary. Mr. Shukla’s annual base salary in 2019 was $390,000, pro rated based on the number of days worked. Under his employment agreement, Mr. Shukla’s annual base salary is subject to review by the Board or the compensation committee at least annually.

Annual Performance Bonus. Under his employment agreement, Mr. Shukla is eligible to receive an annual bonus based on his performance as determined by the Board or the compensation committee. The target amount of the annual performance bonus is 40% of his base salary, with the actual amount to be received determined by the Board or the compensation committee.

Equity Incentive Grants. In connection with his appointment as our Chief Financial Officer and pursuant to his employment agreement, effective as of July 22, 2019, the Board granted to Mr. Shukla an option to purchase 400,000 shares of our common stock, which option has an exercise price of $5.60 per share. Mr. Shukla is also eligible to receive equity awards as determined by the Board in its sole discretion from time to time. In the case of either (i) a termination by us for a reason other than death, disability or “Cause,” or (ii) a resignation for “Good Reason,” in each case that occurs within 90 days prior to and in connection with a “Change of Control” (as that term is defined in his employment agreement), or within 18 months after the occurrence of a “Change of Control,” all unvested stock options and unvested awards of restricted stock held by Mr. Shukla at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date.

Severance Provisions. If (i) we terminate Mr. Shukla for a reason other than death, disability or “Cause” (as that term is defined in his employment agreement), or (ii) Mr. Shukla resigns for “Good Reason” (as that term is defined in his employment agreement), Mr. Shukla will be entitled to receive a severance payment equal to nine months of his then-current base salary, plus payment of our portion of the contributions for medical and dental insurance coverage for nine months, subject to Mr. Shukla’s execution and delivery of a general release in favor of the Company. In the case of either (i) a termination by us for a reason other than death, disability or “Cause,” or (ii) a resignation for “Good Reason,” in each case that occurs within 90 days prior to and in connection with a “Change of Control” (as that term is defined in his employment agreement), or within 18 months after the occurrence of a “Change of Control,” then, in addition to the foregoing severance provisions, all unvested stock options and unvested awards of restricted stock held by Mr. Shukla at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date, and Mr. Shukla will be entitled to full target amount of his annual performance bonus for the calendar year in which such termination occurs.

Non-competition and Non-solicitation. Mr. Shukla has entered into an Invention, Non-Disclosure and Non-Competition Agreement, which provides that he will not compete with us or solicit our clients or customers for a year after the termination or cessation of his employment with us, and further provides that he will not solicit our employees for one year after the termination or cessation of his employment with us.

Employment Agreement with Robert Hadfield

Mr. Hadfield has served as our Executive Vice President, General Counsel, Secretary and Chief Compliance Officer since December 2018, and previously served as our General Counsel and Secretary from April 2018 to December 2018. In April 2019, we entered into an employment agreement with Mr. Hadfield that replaced his original offer letter. Mr. Hadfield has an at-will employment relationship with us.

Base Salary. In 2019, Mr. Hadfield received a base salary of $370,000. Under his employment agreement, Mr. Hadfield’s annual base salary is subject to review by the Board or the compensation committee at least annually.

Annual Performance Bonus. Under his employment agreement, Mr. Hadfield is eligible to receive an annual bonus based on his performance as determined by the Board or the compensation committee. The target amount of the annual performance bonus is 40% of his base salary, with the actual amount to be received determined by the Board or the compensation committee.

Equity Incentive Grants. Mr. Hadfield is eligible to receive equity awards as determined by the Board in its sole discretion from time to time. In the case of either (i) a termination by us for a reason other than death, disability or “Cause,” or (ii) a resignation for “Good Reason,” in each case that occurs within 90 days prior to and in connection with a “Change in Control” (as that term is defined in his employment agreement), or within 18 months after the occurrence of a “Change in Control,” all unvested stock options and unvested awards of restricted stock held by Mr. Hadfield at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date.

Severance Provisions. If (i) we terminate Mr. Hadfield for a reason other than death, disability or “Cause” (as that term is defined in his employment agreement), or (ii) Mr. Hadfield resigns for “Good Reason” (as that term is defined in his employment agreement), Mr. Hadfield will be entitled to receive a severance payment equal to nine months of his then-current base salary, plus payment of our portion of the contributions for medical and dental insurance coverage for nine months, subject to Mr. Hadfield’s execution and delivery of a general release in favor of the Company. In the case of either (i) a termination by us for a reason other than death, disability or “Cause,” or (ii) a resignation for “Good Reason,” in each case that occurs within 90 days prior to and in connection with a “Change in Control” (as that term is defined in his employment agreement), or within 18 months after the occurrence of a “Change in Control,” all unvested stock options and unvested awards of restricted stock held by Mr. Hadfield at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date, and Mr. Hadfield will be entitled to full target amount of his annual performance bonus for the calendar year in which such termination occurs.

Non-competition and Non-solicitation. Mr. Hadfield has entered into an Invention, Non-Disclosure and Non-Competition Agreement, which provides that he will not compete with us or solicit our clients or customers for a year after the termination or cessation of his employment with us, and further provides that he will not solicit our employees for one year after the termination or cessation of his employment with us.

Employment Relationship with Kevin G. Lafond

Base Salary. In 2019, Mr. Lafond received an annual base salary of $290,000, which is subject to review by the Board or the compensation committee at least annually.

Annual Performance Bonus. Mr. Lafond is eligible to receive an annual bonus based on his performance as determined by the Board or the compensation committee.

Equity Incentive Grants. Mr. Lafond is eligible to receive equity awards as determined by the Board in its sole discretion from time to time. The vesting of certain of Mr. Lafond’s equity awards may be accelerated if Mr. Lafond’s employment with us is terminated under certain circumstances. See “Severance Provisions” and “Potential Payments Upon Termination or Change in Control” below for further information regarding Mr. Lafond’s severance benefits.

Severance Provisions. If Mr. Lafond is terminated by us for a reason other than for “Cause” (as that term is defined in his severance agreement), or other than for retirement, death or disability, Mr. Lafond will be entitled to receive a severance payment in a single lump sum equal to six months of his then-current annualized base salary, subject to Mr. Lafond’s execution and delivery of a general release in favor of us.

Employment Agreement with David M. Mauney, M.D.

Dr. Mauney served as our President from December 2018 until May 2020, and previously served as our Executive Vice President and Chief Business Officer from September 2017 to December 2018 and as our Interim Chief Operating Officer from November 2017 to December 2018. In April 2019, we entered into an employment agreement with Dr. Mauney that replaced his offer letter. Prior to his termination May 2020, Dr. Mauney had an at-will employment relationship with us. Below are the primary terms of Dr. Mauney’s compensation and severance benefits during his employment with us.

Base Salary. In 2019, Dr. Mauney received a base salary of $440,000. Under his employment agreement, Dr. Mauney’s annual base salary was subject to review by the Board or the compensation committee at least annually.

Annual Performance Bonus. Under his employment agreement, Dr. Mauney was eligible to receive an annual bonus based on his performance as determined by the Board or the compensation committee. The target amount of the annual performance bonus was 45% of his base salary, with the actual amount to be received determined by the Board or the compensation committee.

Equity Incentive Grants. Dr. Mauney was eligible to receive equity awards as determined by the Board in its sole discretion from time to time. In the case of either (i) a termination by us for a reason other than death, disability or “Cause,” or (ii) a resignation for “Good Reason,” in each case that occurs within 90 days prior to and in connection with a “Change in Control” (as that term is defined in his employment agreement), or within 18 months after the occurrence of a “Change in Control,” all unvested stock options and unvested awards of restricted stock held by Dr. Mauney at the time that such termination occurs would be accelerated and deemed to have vested as of his employment termination date.

Severance Provisions. If (i) we terminated Dr. Mauney for a reason other than death, disability or “Cause” (as that term is defined in his employment agreement), or (ii) Dr. Mauney resigned for “Good Reason” (as that term is defined in his employment agreement), Dr. Mauney was entitled to receive a severance payment equal to his then-current annual base salary, plus a portion of the target amount of his annual performance bonus for the calendar year in which such termination occurs, plus payment of our portion of the contributions for medical and dental insurance coverage for twelve months, subject to Dr. Mauney’s execution and delivery of a general release in favor of the Company. In the case of either (i) a termination by us for a reason other than death, disability or “Cause,” or (ii) a resignation for “Good Reason,” in each case that occurs within 90 days prior to and in connection with a “Change in Control” (as that term is defined in his employment agreement), or within 18 months after the occurrence of a “Change in Control,” all unvested stock options and unvested awards of restricted stock held by Dr. Mauney at the time that such termination occurs would be accelerated and deemed to have vested as of his employment termination date, and in lieu of the pro-rata bonus described above, Dr. Mauney would be entitled to full target amount of his annual performance bonus for the calendar year in which such termination occurs.

Non-competition and Non-solicitation. Dr. Mauney has entered into an Invention, Non-Disclosure and Non-Competition Agreement, which provides that he will not compete with us or solicit our clients or customers for a year after the termination or cessation of his employment with us, and further provides that he will not solicit our employees for one year after the termination or cessation of his employment with us.

Separation Agreement and Consulting Agreement with Dr. David M. Mauney

Effective May 26, 2020, Dr. Mauney’s employment with us as our President terminated. In connection with the termination of his employment, we entered into a separation agreement and a consulting agreement with Dr. Mauney.

Pursuant to the terms of his consulting agreement, Dr. Mauney agreed to provide limited consulting and advisory services to us as reasonably requested until July 26, 2020 or the earlier termination of the consulting agreement by us or Dr. Mauney. In exchange for these services, we agreed to pay Dr. Mauney a monthly consulting fee of $7,500. We also agreed to accelerate the vesting of 45,277 shares of restricted stock held by Dr. Mauney (which represents a pro-rated portion of Dr. Mauney’s annual restricted stock vesting for 2020 based on the days Dr. Mauney will provide service to the us during 2020) and we agreed to extend the period during which Dr. Mauney could exercise his vested and outstanding stock options until the one-year anniversary of the termination date of his consulting agreement. Dr. Mauney’s performance of consulting services under the consulting agreement constitutes continuous service to us for purposes of the vesting provisions of any stock options held by Dr. Mauney. The consulting agreement also includes customary confidentiality, intellectual property and mutual non-disparagement provisions.

Subject to the terms and conditions of his separation agreement, Dr. Mauney will receive the severance benefits set forth in his employment agreement with us, as described above, upon a termination without “Cause” or resignation for “Good Reason” not in connection with a “Change in Control.” Accordingly, Dr. Mauney will receive a lump sum payment of twelve months of his current annual base salary and a pro rata bonus as well as premiums for medical and dental continuation coverage under our group plans for up to twelve months. As a condition to receiving the foregoing payments and benefits, Dr. Mauney agreed to release all claims against us, subject to certain exceptions.

Potential Payments Upon Termination or Change in Control

The following table sets forth estimated compensation that would have been payable to each of our currently serving named executive officers as severance or upon a change in control of the Company under three alternative scenarios, assuming the termination triggering severance payments or a change in control took place on December 31, 2019.

Name and Principal Position	Cash Payment ($) (1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock Awards ($)(3)	Welfare Benefits ($) (4)	Total ($)
Laurence James Neil Cooper, M.D., Ph.D.
Termination without cause or with good reason prior to change in control	1,719,000	989,976	1,061,264	27,381	4,345,141
Change in control only	—	—	—	—	—
Change in control with termination without cause or good reason	1,719,000	989,976	1,608,784	27,381	3,797,621
David M. Mauney, M.D.(5)
Termination without cause or with good reason prior to change in control	638,000	—	—	27,381	665,381
Change in control only	—	—	—	—	—
Change in control with termination without cause or good reason	638,000	414,545	500,353	27,381	1,580,279
Satyavrat Shukla
Termination without cause or with good reason prior to change in control	409,500	—	—	20,536	430,036
Change in control only	—	—	—	—	—
Change in control with termination without cause or good reason	409,500	—	—	20,536	430,036
Robert Hadfield
Termination without cause or with good reason prior to change in control	388,500	—	—	20,536	409,036
Change in control only	—	—	—	—	—
Change in control with termination without cause or good reason	388,500	346,513	369,958	20,536	1,132,352
Kevin G. Lafond
Termination without cause or with good reason prior to change in control	145,000	—	—	9,621	154,621
Change in control only	—	—	—	—	—
Change in control with termination without cause or good reason	145,000	95,893	200,199	9,621	450,713

(1)	Amounts shown reflect payments based on salary and bonus as well as payment of estimated cost of life, disability and accident insurance benefits during the agreement period.

(2)	Amounts shown represent the value of stock options upon the applicable triggering event described in the first column. The value of stock options is based on the difference between the exercise price of the options and $4.72, which was the closing price of our common stock on the Nasdaq Capital Market on December 31, 2019.

(3)	Amounts shown represent the value of restricted stock awards upon the applicable triggering event described in the first column, based on the closing price of our common stock on the Nasdaq Capital Market on December 31, 2019.

(4)	Amounts shown represent the estimated cost of providing employment-related benefits during the agreement period.

(5)	Dr. Mauney’s employment with us as our President terminated effective May 26, 2020. The terms of Dr. Mauney’s separation and associated severance are further described above under the section entitled “Employment Arrangements and Potential Payments Upon Termination or Change in Control.”

Pay Ratio Disclosure

Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee, as well as the ratio of the annual total compensation of our median employee as compared to the annual total compensation of Dr. Cooper, our Chief Executive Officer, for our last fiscal year. To identify our median employee, as permitted under SEC rules, we used the following methodology:

●	To determine our total population of employees, we included all our employees as of December 31, 2019 regardless of their FTE schedule or anticipated employment duration and all individuals classified by us as independent contractors for tax reporting and employee benefits eligibility purposes but whose compensation we arguably control.

●	To identify our median employee from our employee population, excluding our Chief Executive Officer, we calculated the total direct compensation paid as of December 31, 2019. Total direct compensation included 2019 base salary, actual annual bonus paid for 2019 performance (paid in December) and the fair value of stock options and/or restricted stock awards granted during 2019 (using the same methodology we use for estimating the value of the equity awards granted to our named executive officers and reported in our Summary Compensation Table). For part-time employees and/or independent contractors, we used actual compensation paid as of December 31, 2019.

●	Using this approach to identify the median employee, we then calculated the annual total compensation of this median employee for 2019 using the same methodology we used for calculation of annual total compensation of our named executive officers in accordance with the requirements of the Summary Compensation Table.

For the fiscal year ended December 31, 2019, the annual total compensation of our median employee was $217,803 and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this filing, was $3,317,574. Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to our median employee was 15.2 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following discussion relates to certain transactions that involve both the Company and one of our executive officers, directors, director nominees or five-percent stockholders, each of whom we refer to as a “related party.” For purposes of this discussion, a “related-party transaction” is a transaction, arrangement or relationship:

●	in which we participate;

●	that involves an amount in excess of $120,000; and

●	in which a related party has a direct or indirect material interest.

Related-Party Transaction Policy

We have a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.

In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to: the risks, costs and benefits to us; the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated; the availability of other sources for comparable services or products; and the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

Certain Related-Party Transactions

Except as described below, there have been no transactions since January 1, 2019 in which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our common stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described elsewhere in this filing under “Executive Compensation” and “Director Compensation.”

July and September 2019 Offerings

On July 26, 2019 and September 12, 2019, we entered into agreements with existing investors, including MSD Credit Opportunity Master Fund, L.P., White Rock Capital Partners L.P. and Miller Opportunity Trust, each of which was a holder of more than 5% of our common stock, for the exercise of previously issued warrants to purchase common stock in a private placement. Pursuant to the terms of the agreements, the investors exercised their 2018 warrants for an aggregate of 17,803,031 shares of common stock, at an exercise price of $3.01 per share. The 2018 warrants exercised were originally issued by us in a private placement that closed in November 2018. Proceeds from the warrant exercise, after deducting placement agent fees and other related expenses of $1.1 million were approximately $52.5 million. We issued the participating investors new warrants to purchase up to 17,803,031 additional shares of common stock as an inducement for the warrant holders to exercise their 2018 warrants early. The 2019 warrants became exercisable six months following the date of issuance, will expire on the fifth anniversary of the initial exercise date, and have an exercise price of $7.00 per share.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. These indemnification agreements and our charter and our By-Laws indemnify each of our directors and officers to the fullest extent permitted by the DGCL.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2019. On June 29, 2020, at our 2020 Annual Meeting of Stockholders, our stockholders approved our 2020 Equity Incentive Plan, or the 2020 Plan, which was previously approved by the Board. The terms of the 2020 Plan are described in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 18, 2020. Since the 2020 Plan was approved after December 31, 2019, we have not included information regarding the 2020 Plan in the table below.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)		Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders:
2003 Stock Option Plan	185,000		$4.80	0
2012 Equity Incentive Plan	5,657,879		$3.90	2,503,508
Total:	5,842,879		$3.93	2,503,508
Equity compensation plans not approved by stockholders:
Inducement awards	1,030,000	(1)	$5.80	0
Total:	1,030,000		$5.80	0

(1)	Represents shares of our common stock underlying stock option awards which were issued outside of our equity incentive plans to certain employees as an inducement material the employee’s acceptance of employment with us in accordance with Nasdaq Listing Rule 5635(c)(4).

APPRAISAL RIGHTS

Our stockholders are not entitled to appraisal rights in connection with the WaterMill Proposals or this Consent Revocation Statement.

OTHER MATTERS

The only matters for which the participants intend to solicit revocations of consents are set forth in this Consent Revocation Statement. However, if consents are solicited by WaterMill or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its stockholders to solicit revocations of consents with respect to such additional matters.

ADVANCE NOTICE PROVISIONS FOR 2021 ANNUAL MEETING

For a proposal to be considered for inclusion in our proxy materials for presentation at the 2021 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by our Secretary at our principal executive offices at One First Avenue, Parris Building 34, Navy Yard Plaza, Third Floor, Boston, Massachusetts 02129, by no later than January 19, 2021, unless the date of 2021 Annual Meeting is changed by more than 30 days from the one-year anniversary of this year’s annual meeting, in which case the deadline will be a reasonable time before we begin to distribute the proxy materials for the 2021 Annual Meeting. Due to the complexity of the respective rights of the stockholders and us in this area, any stockholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted to us by certified mail, return receipt requested.

Rule 14a-4 under the Exchange Act governs our use of our discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in our proxy statement. Rule 14a-4 provides that if a proponent of a proposal fails to notify us at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, management proxyholders will be allowed to use their discretionary voting authority as to whether the proposal is raised at the annual meeting, without any discussion of the matter. If a stockholder wishes to bring a matter before the stockholders at the 2021 Annual Meeting but does not notify us before April 3, 2021 (or a reasonable time before we begin to distribute the proxy materials for the 2021 Annual Meeting if the date of the 2021 Annual Meeting is changed by more than 30 days from the one-year anniversary of this year’s annual meeting), for all proxies we receive, the management proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the stockholder’s proposal.

FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement contains forward-looking information about Ziopharm within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, beliefs about Ziopharm’s strategy and long-term value creation, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the impact and results of the consent solicitation and other activism activities by WaterMill and/or other activist investors; as well as those risks identified in Ziopharm’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and subsequent filings with the SEC which are available on the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect Ziopharm’s results of operations and financial condition, which would, in turn, have a significant and adverse impact on Ziopharm’s stock price. Ziopharm cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Ziopharm disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date hereof, and unless legally required, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

HOUSEHOLDING OF CONSENT REVOCATION STATEMENT

The Company will not provide householding in connection with this solicitation of consent revocations.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file without charge through the SEC website at www.sec.gov, on our website at www.ziopharm.com under “Investors-SEC Filings” or upon written request to ZIOPHARM Oncology, Inc., One First Avenue, Parris Building 34, Navy Yard Plaza, Third Floor, Boston, Massachusetts, Attention: Corporate Secretary. Exhibits will be provided upon request.

APPENDIX A TO CONSENT REVOCATION STATEMENT

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of the Board, certain officers and certain other employees of the Company are considered “participants” with respect to the solicitation of consent revocations. The following sets forth certain information about the persons who are considered “participants.”

Directors

For information on the names and principal occupations and occupations over the previous five years, to the extent applicable, of the directors of the Company, please see “Information About the Current Directors of the Company” on page 11 of this Consent Revocation Statement. The names of the Company’s directors are set forth below, and the business address for all directors is: c/o ZIOPHARM Oncology, Inc., One First Avenue, Parris Building 34, Navy Yard Plaza, Third Floor, Boston, Massachusetts 02129.

Name

Scott Tarriff

Christopher Bowden, M.D.

Scott Braunstein, M.D.

J. Kevin Buchi

Laurence James Neil Cooper, M.D., Ph.D.

Elan Ezickson

Heidi Hagen

James Huang

Certain Officers and Other Employees

The officers and employees of the Company who are participants to the solicitation are Laurence James Neil Cooper, M.D., Ph.D., Satyavrat Shukla, Robert Hadfield and Chris Taylor. For information on Dr. Cooper, please see “Information about the Current Directors of the Company” on page 11 of this Consent Revocation Statement. For information on Mr. Shukla and Mr. Hadfield, please see “Executive Officers” on page 24 of this Consent Revocation Statement. Mr. Taylor’s principal occupation is VP, Investor Relations and Corporate Communications of the Company. The business address for each of the Company’s officers and employees who are participants to the solicitation is c/o ZIOPHARM Oncology, Inc., One First Avenue, Parris Building 34, Navy Yard Plaza, Third Floor, Boston, Massachusetts 02129.

Information Regarding Ownership of the Company’s Securities by Participants

For the number of the Company’s securities beneficially owned by directors and named executive officers of the Company, including Dr. Cooper, Mr. Shukla and Mr. Hadfield, as of October 20, 2020, please see “Security Ownership of Certain Beneficial Owners and Management” on page 19 of this Consent Revocation Statement. As of October 20, 2020, Mr. Taylor beneficially owns [●] shares of Common Stock (including [●] shares subject to stock options held by Mr. Taylor that are currently exercisable or will become exercisable within 60 days of October 20, 2020). To the Company’s knowledge, Mr. Taylor has sole voting and investment power with respect to the securities he holds, other than property rights of spouses.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales of the Company’s securities during the past two years by the persons listed above under “Directors” and “Certain Officers and Other Employees.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	# of Shares Acquired (Disposed)	Security Type	Transaction Code*
Christopher Bowden	10/25/2019	94,031	Stock Option (right to buy)	A
Christopher Bowden	12/31/2019	50,562	Stock Option (right to buy)	A
Scott Braunstein	12/31/2018	126,700	Stock Option (right to buy)	A
Scott Braunstein	12/31/2019	31,780	Common Stock	A
Laurence Cooper, M.D., Ph.D.	12/29/2018	(42,920)	Common Stock	F
Laurence Cooper, M.D., Ph.D.	12/30/2018	(26,178)	Common Stock	F
Laurence Cooper, M.D., Ph.D.	12/31/2018	(16,156)	Common Stock	F
Laurence Cooper, M.D., Ph.D.	1/6/2019	337,266	Common Stock	A
Laurence Cooper, M.D., Ph.D.	1/6/2019	446,428	Common Stock	A
Laurence Cooper, M.D., Ph.D.	1/6/2019	(165,178)	Common Stock	F
Laurence Cooper, M.D., Ph.D.	1/6/2019	531,813	Employee Stock Option (right to buy)	A
Laurence Cooper, M.D., Ph.D.	12/27/2019	44,642	Common Stock	M
Laurence Cooper, M.D., Ph.D.	12/30/2019	(110,694)	Common Stock	S1
Laurence Cooper, M.D., Ph.D.	1/29/2020	171,700	Common Stock	A
Laurence Cooper, M.D., Ph.D.	1/29/2020	264,200	Employee Stock Option (right to buy)	A
Elan Ezickson	12/31/2018	80,214	Common Stock	A
Elan Ezickson	12/31/2019	31,780	Common Stock	A
Elan Ezickson	12/31/2019	(40,107)	Common Stock	F
Heidi Hagen	6/13/2019	93,922	Stock Option (right to buy)	A
Heidi Hagen	12/31/2019	31,780	Common Stock	A
J. Kevin Buchi	10/8/2020	146,190	Stock Option (right to buy)	A
Scott Tarriff	12/31/2018	126,700	Stock Option (right to buy)	A
Scott Tarriff	12/31/2019	50,562	Stock Option (right to buy)	A
Satyavrat Shukla	7/22/2019	400,000	Employee Stock Option (right to buy)	A
Satyavrat Shukla	1/29/2020	80,500	Common Stock	A
Satyavrat Shukla	1/29/2020	123,900	Employee Stock Option (right to buy)	A
Robert Hadfield	1/6/2019	117,572	Common Stock	A
Robert Hadfield	1/6/2019	185,391	Employee Stock Option (right to buy)	A
Robert Hadfield	1/2/2020	(16,853)	Common Stock	S1
Robert Hadfield	1/29/2020	59,100	Common Stock	A
Robert Hadfield	1/29/2020	90,800	Employee Stock Option (right to buy)	A
James Huang	7/20/2020	119,178	Stock Option (right to buy)	A

[1]	Effected pursuant to a Rule 10b5-1 trading plan adopted by the reporting person to satisfy withholding tax obligations upon the vesting of restricted stock grants.

*	Transaction Codes

A – Grant, award or other acquisition pursuant to Rule 16b-3(d)

F – Payment of exercise price or tax liability by delivering or withholding securities incident to the receipt, exercise or vesting of a security issued in accordance with Rule 16b-3

M – Exercise or conversion of derivative security exempted pursuant to Rule 16b-3

S – Open market or private sale of non-derivative or derivative security

Other Proceedings

There are no material proceedings to which the participants or any of their associates is a party or has a material interest adverse to the Company. Other than as set forth in this Appendix A or elsewhere in this Consent Revocation Statement and based on the information provided by each participant, neither the Company nor any of the other participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past 10 years.

Miscellaneous Information Concerning Participants

Other than as set forth in this Appendix A or elsewhere in this Consent Revocation Statement and based on the information provided by each participant, no participant or associate of any participant (1) beneficially owns, directly or indirectly, or owns of record but not beneficially, any shares of Common Stock or other securities of the Company or any parent or subsidiary of the Company; (2) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon with regard to the Company’s solicitation of revocations of consents in connection with the WaterMill Proposals other than an interest, if any, as a stockholder of the Company; or (3) has purchased or sold any securities of the Company within the past two years. In addition, neither the Company nor any of the participants listed above is now or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies or consents.

Other than as set forth in this Appendix A or elsewhere in this Consent Revocation Statement and based on the information provided by each participant, none of the Company, the participants or any associates of the participants have or will have (1) any arrangements or understandings with any person with respect to any future employment by the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party or (2) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

CONSENT REVOCATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

ZIOPHARM ONCOLOGY, INC.

G R E E N C O N S E N T R E V O C A T I O N C A R D

The undersigned, a record holder of ZIOPHARM Oncology, Inc.'s (the "Company") common stock, $0.001 par value per share (the "Common Stock") acting with respect to all shares of the Common Stock held by the undersigned at the close of business on October 20, 2020, hereby acts as follows, in connection with the opposition by the board of directors of the Company (the "Board") to the solicitation of written consents from the Company's stockholders (the "WaterMill Consent Solicitation") by WaterMill Asset Management Corp. and Robert W. Postma (collectively, "WaterMill"), to take the following actions without a meeting of the stockholders of the Company.

If this **GREEN** Consent Revocation Card is signed and returned, it will be voted in accordance with your instructions. You will also be authorizing the Company to act on your behalf to take any steps necessary to ensure that such revocation is properly executed. **If no direction is made with respect to any proposal or all proposals, by signing and dating this GREEN Consent Revocation Card, the undersigned's shares will be voted in accordance with the recommendations of the Board as follows: REVOKE MY CONSENT for each of WaterMill Proposals 1, 2, 3, 4 and 5, except that with respect to Proposal 2, the undersigned will not be deemed to have revoked its consent to the removal of any director whose name is written in the space provided and with respect to Proposal 5, the undersigned will not be deemed to have revoked its consent to the election of any director whose name is written in the space provided.**

Continued and to be signed on reverse side

▲ **PLEASE SIGN, DATE AND PROMPTLY RETURN THIS GREEN CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.** ▲

Please mark vote as indicated in this example X

The Board recommends that you mark "REVOKE MY CONSENT" to each WaterMill Proposal below:

☐ REVOKE MY CONSENT ☐ DO NOT REVOKE MY CONSENT ☐ ABSTAIN

☐ REVOKE MY CONSENT ☐ DO NOT REVOKE MY CONSENT ☐ ABSTAIN

INSTRUCTIONS: To revoke your consent, not revoke your consent or abstain from consenting to the removal of all the persons named in WaterMill Proposal 2, check the appropriate box above. If you wish to revoke your consent to the removal of certain of the persons named in WaterMill Proposal 2, but not all of them, or if you do not wish to revoke your consent to the removal of any other person or persons nominated, elected or appointed to the Board on or after October 15, 2020 but prior to the effective date of the WaterMill Proposals, check the "revoke my consent" box above and (1) write the name of each such person for whom you do not wish to revoke your consent in the space provided below and/or (2) write "Do not revoke my consent for future directors."

☐ REVOKE MY CONSENT ☐ DO NOT REVOKE MY CONSENT ☐ ABSTAIN

☐ REVOKE MY CONSENT ☐ DO NOT REVOKE MY CONSENT ☐ ABSTAIN

☐ REVOKE MY CONSENT ☐ DO NOT REVOKE MY CONSENT ☐ ABSTAIN

INSTRUCTION: To revoke your consent, not revoke your consent or abstain from consenting to the election of all the persons named in WaterMill Proposal 5, check the appropriate box above. If you wish to revoke your consent to the election of certain of the above-named persons, but not all of them, check the "revoke my consent" box above and write the name of each such person for whom you do not wish to revoke your consent in the space provided below.

PLEASE SIGN AND DATE THIS REVOCATION BELOW:

____
Date

____
Signature (Capacity)

____
Signature (If Jointly Held) (Capacity/Title)

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners must each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and give full title as such.

▲ PLEASE SIGN, DATE AND PROMPTLY RETURN THIS GREEN CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. ▲